                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (this "Agreement") is made as of December 20, 2006
(the "Effective Date") by and between Thomson, a French societe anonyme with a registered office at 46 quai Alphonse Le Gallo, 92100 Boulogne-Billancourt,
France ("Thomson"), and Audiovox Corporation, a Delaware corporation, with its principal office at 180 Marcus Boulevard, Hauppauge, New York, 11788
("Purchaser").

                                    RECITALS

     WHEREAS, Thomson is engaged, through various Subsidiaries located in
Europe, Asia and in North and South America, in the business of manufacturing and selling consumer electronics accessories products worldwide;

     WHEREAS, Thomson desires to sell, and Purchaser desires to purchase from
Thomson, a portion of Thomson's consumer electronics accessories business that is located in the United States, Canada, China, Hong Kong and Malaysia and is
further defined herein;

     WHEREAS, immediately prior to the Closing, Thomson intends to transfer or cause to be transferred from Thomson Inc., a Delaware corporation, the
Transferred Assets (U.S.) and the Transferred Liabilities (U.S.) to an entity to be formed as a Delaware corporation after the date hereof and prior to the
Closing ("U.S. NewCo"), pursuant to an Asset Transfer Agreement (the "Asset
Transfer Agreement (U.S.)") among Thomson Inc. and U.S. NewCo in the form set forth as Exhibit A-1 (the "U.S. Restructuring");

     WHEREAS, at the Closing, Thomson intends to cause Thomson Multimedia Ltd., a limited liability company organized under the laws of Canada ("Thomson
Canada"), to transfer to Audiovox Canada Ltd., a wholly owned Subsidiary of
Purchaser, the Transferred Assets (Canada) and the Transferred Liabilities
(Canada) pursuant to an Asset Transfer Agreement (the "Asset Transfer Agreement
(Canada)") between Thomson Canada and Audiovox Canada Ltd. in the form set forth as Exhibit A-2 (the "Canadian Asset Sale");

     WHEREAS, at the Closing, Purchaser intends to hire, through a Subsidiary, certain employees and purchase certain office furniture and office equipment used by such employees from Thomson Industry (Shenzhen) Co. Ltd., a limited liability company organized under the laws of China ("Thomson Shenzhen");

     WHEREAS, at the Closing, Purchaser intends to hire, through a Subsidiary, certain employees and purchase certain office furniture and office equipment used by such employees from Thomson Hong Kong Holdings Ltd., a limited liability company organized under the laws of Hong Kong ("Thomson Hong Kong");

     WHEREAS, at the Closing, Thomson intends to cause: (a) European Audio
Products (HK) Ltd., a limited liability company organized under the laws of Hong
Kong ("EAP"), to transfer to a wholly owned Subsidiary of Purchaser the
Transferred Assets (EAP) and the Transferred Liabilities (EAP) pursuant to an
Asset Transfer Agreement in the form set forth as Exhibit A-3.1, with only those changes that are required under the law of Hong Kong to effect such transfers (the "Asset Transfer Agreement (EAP)"), between EAP and such wholly owned Subsidiary of Purchaser (the "EAP Asset Sale"); and (b) Thomson
Kulim Sdn. Bhd., a company organized under the laws of Malaysia ("Thomson
Malaysia"), to transfer to a wholly owned Subsidiary of Purchaser the
Transferred Assets (Malaysia) and the Transferred Liabilities (Malaysia)
pursuant to an Asset Transfer Agreement in the form set forth as Exhibit A-3.2, with only those changes that are required under the law of Malaysia to effect such transfers (the "Asset Transfer Agreement (Malaysia)"), between Thomson
Malaysia and such wholly owned Subsidiary of Purchaser (the "Malaysian Asset
Sale");

     WHEREAS, at the Closing, Thomson and Purchaser intend to enter into, or cause their Subsidiaries, as applicable, to enter into: (a) the RCA Trademark
Assignment Agreement in the form set forth as Exhibit B-1.1; (b) the Recoton
Trademark Assignment Agreement in the form set forth as Exhibit B-1.2; (c) the
Materials License Agreement in the form set forth as Exhibit B-2; (d) the
Trademark Co-Existence Agreement in the form set forth as Exhibit B-3; (e) the
Domain Name Assignment Agreement in the form set forth as Exhibit B-4; (f) the
Transition Services Agreement in the form set forth as Exhibit C; (g) the ETHC
Interest Assignment Agreement in the form set forth as Exhibit D; and (h) the
Tora License Termination Agreement in the form set forth as Exhibit E;

     WHEREAS, Thomson will beneficially own, directly or indirectly, all of the outstanding shares of capital stock of U.S. NewCo and Thomson beneficially owns, directly or indirectly, 50% of the membership interests of Electronics Trademark
Holding Company, LLC (the "ETHC Interest" and collectively with all of the outstanding shares of capital stock of U.S. NewCo, the "Equity Interests");

     WHEREAS, at the Closing, Thomson desires to sell, or, as applicable, to cause its Subsidiaries to sell, to Purchaser (on its own behalf or, as applicable, on behalf of Subsidiaries of Purchaser), and Purchaser desires to purchase, or, as applicable, to cause its Subsidiaries to purchase, from Thomson or, as applicable, from Thomson's Subsidiaries, all of the outstanding shares of capital stock of U.S. NewCo; and

     WHEREAS, at the Closing, Thomson desires to sell, or, as applicable, to cause its Subsidiaries to sell, to JAX Asset Corporation, a Delaware corporation and a wholly owned indirect subsidiary of Purchaser, the ETHC Interest.

     NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,
Thomson and Purchaser hereby agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     Section 1.1 Defined Terms. All capitalized terms shall have the meanings set forth opposite such terms in Annex I to this Agreement.

     Section 1.2 Interpretation.

          (a) As used in this Agreement, references to the Preamble or to the
Recitals, Articles, Sections, Annexes or Exhibits are to the Preamble or a
Recital or Section or Article of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

          (b) The various headings and subheadings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

          (d) Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

          (e) The Schedules and Exhibits identified in this Agreement, including the Business Disclosure Schedule and the Purchaser Disclosure Schedule, are
incorporated herein by reference and made a part of this Agreement.

          (f) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                                   ARTICLE II
        PURCHASE AND SALE OF THE EQUITY INTERESTS AND TRANSFERRED ASSETS

     Section 2.1 Purchase and Sale; Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, or, as applicable, to cause its Subsidiaries to purchase, at the Closing, and Thomson agrees to sell, convey, transfer and assign, or, as applicable, to cause its Subsidiaries to sell, convey, transfer and assign, to Purchaser (on its own behalf or, as applicable, on behalf of Subsidiaries of Purchaser) at the Closing both: (a) the
Equity Interests free and clear of any Liens; (b) the Transferred Assets, other than the Transferred Assets (U.S.), pursuant to the Asset Transfer Agreements;
and (c) all Intellectual Property transferred to Purchaser or its Affiliates under the Ancillary Agreements in exchange for (i) an aggregate purchase price of U.S.$50,000,000.00 (Fifty Million United States Dollars), as adjusted pursuant to Section 2.6 (the "Purchase Price"), and (ii) the assumption of the
Transferred Liabilities. Purchaser (on its own behalf or, as applicable, on behalf of Subsidiaries of Purchaser) shall pay the Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Thomson at least three (3) Business Days prior to the Closing Date.
As requested by Thomson, Purchaser will remit that portion of the Purchase Price applicable to Thomson Canada, in accordance with the Purchase Price allocation schedule set forth on Schedule B subject to adjustment pursuant to Section 2.6, from a financial institution

within Canada. Purchaser shall remit such other portions of the Purchase Price, to accounts designated by Thomson, from financial institutions within the United
States. The Purchase Price, and any adjustment thereto, shall be payable in U.S.
dollars.

     Section 2.2 Pre-Closing U.S. Restructuring. Immediately prior to the
Closing, Thomson shall effect, or cause to be effected, the U.S. Restructuring pursuant to the Asset Transfer Agreement (U.S.), the terms of which are incorporated by reference herein.

     Section 2.3 Closing. The purchase and sale of the Equity Interests and the
Transferred Assets and the assumption of the Transferred Liabilities shall take place on January 29, 2007 if each of the conditions set forth in Article VI have been satisfied or waived in writing, unless Thomson and Purchaser mutually agree otherwise (which time is designated as the "Closing").

     Section 2.4 Closing Deliveries by Thomson. At the Closing, Thomson shall deliver, or cause to be delivered, to Purchaser (on its own behalf or, as applicable, on behalf of Subsidiaries of Purchaser):

          (a) certificates representing all of the outstanding shares of capital stock of U.S. NewCo, duly endorsed in blank for transfer to Purchaser or accompanied by stock powers or other applicable transfer instruments duly executed in blank;

          (b) each Ancillary Agreement, duly executed by Thomson or its applicable Subsidiary and all deliveries expressly required by each such agreement;

          (c) the certificates required to be delivered pursuant to Section 6.2;

          (d) a certificate of good standing of U.S. NewCo;

          (e) such resignations of the members of the Boards of Directors of
U.S. NewCo as may be requested by Purchaser;

          (f) such other certificates, documents and instruments as Purchaser may reasonably request in order to effect the transactions contemplated hereby;
and

          (g) a certification satisfactory to Purchaser from Thomson Inc., issued pursuant to and in compliance with Treasury Regulation 1.1445-2(b)(2), dated as of the Closing Date, certifying that Thomson Inc. is not a foreign person.

     Section 2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser
shall deliver, or cause to be delivered, to Thomson (on its own behalf or, as applicable, on behalf of Subsidiaries of Thomson):

          (a) the Purchase Price as provided in Section 2.1;

          (b) the Advance under the RCA Trademark Assignment Agreement;

          (c) each Ancillary Agreement, duly executed by Purchaser or its applicable Subsidiary;

          (d) the certificates required to be delivered pursuant to Section 6.3;
and

          (e) such other certificates, documents and instruments as Thomson may reasonably request in order to effect the transactions contemplated hereby.

     Section 2.6 Purchase Price Adjustment.

          (a) Thomson shall deliver to Purchaser, at least three (3) Business
Days prior to the expected Closing Date, a statement (the "Estimated Net Working
Capital Statement") setting forth a good faith estimate of the Net Working
Capital of the Business as of the Closing Date or, if the Closing is scheduled to occur on January 29, 2007, as of the day before the Closing Date (the
"Estimated Net Working Capital"); provided that for purposes of preparing the
Estimated Net Working Capital Statement, the following principles shall be applied: (i) the Estimated Net Working Capital Statement will be prepared giving effect to the U.S. Restructuring and Asset Transfers and (ii) no effect shall be given to any adjustments based on interpretations of IFRS, GAAP or other accounting principles or methodologies not previously applied to the Interim
Balance Sheet. If the Estimated Net Working Capital Statement is acceptable to
Purchaser, the Purchase Price to be paid at Closing shall be increased, dollar for dollar, by the amount by which the Estimated Net Working Capital is greater than the Target Net Working Capital and shall be decreased, dollar for dollar, by the amount by which the Estimated Net Working Capital is less than the Target
Net Working Capital.

          (b) Thomson shall deliver to Purchaser, at least three (3) Business
Days prior to the expected Closing Date, a schedule as of the same date as the
Estimated Net Working Capital Statement, setting forth the number of vacation days accrued and the number of vacation days taken since January 1, 2007 for each of the Business Employees other than those Business Employees that request that Thomson pay to such employees the cash value of their accrued vacation in connection with their resignation from Thomson (the "Estimated Vacation
Schedule"). The Estimated Vacation Schedule shall set forth for each such employee, the value, based on such employee's base wage, of either (i) the accrued vacation in excess of vacation days taken for such employee expressed as a positive number ("Accrued Vacation") or (ii) the number of vacation days taken in excess of accrued vacation for such employee expressed as a negative number.
Notwithstanding the proviso in the first sentence of Section 2.6(g), the
Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis, by the amount that the net aggregate value of the vacation for the Transferred Employees set forth on the Estimated Vacation
Schedule (the "Estimated Vacation Accrual") is either a negative number or a positive number, respectively. For each Transferred Employee that has Accrued
Vacation, Purchaser shall credit such Accrued Vacation to the Transferred
Employee's vacation days under Purchaser's vacation policy.

          (c) As promptly as practicable, but in no event later than sixty (60)
days following the Closing Date, Thomson, at its cost and expense, shall cause the following to be prepared and delivered to Purchaser (collectively, the
"Closing Balance Sheet"): (i) a balance sheet of the Business as of the Closing
Date or, if the Closing is scheduled to occur on January

29, 2007, as of the day before the Closing Date, after giving effect to the U.S.
Restructuring and the Asset Transfers; (ii) a balance sheet of the Business for each of the following jurisdictions: United States, Canada, and Malaysia
(including EAP); and (iii) a statement based on the balance sheets referred to in clause (i) and clause (ii) above which sets forth in detail a calculation of the Net Working Capital of the Business as of the Closing Date or, if the
Closing is scheduled to occur on January 29, 2007, as of the day before the
Closing Date; provided that for purposes of preparing the Closing Balance Sheet the following principles shall be applied: (A) the Closing Balance Sheet will be prepared giving effect to the U.S. Restructuring and Asset Transfers and (B) no
effect shall be given to (x) any transaction occurring between the date of the
Closing Balance Sheet and the actual time of Closing on the Closing Date between or among Thomson, any of the Thomson Accessories Entities and/or U.S. NewCo, on
the one hand, and Purchaser, on the other hand, or relating to Purchaser's financing of the Business or U.S. NewCo, (y) any purchase accounting or other similar adjustments resulting from the consummation of the purchase and sale of the Equity Interests, the Transferred Assets or any other assets transferred under the Ancillary Agreements, and (z) any adjustments based on interpretations of IFRS, GAAP or other accounting principles or methodologies not previously applied to the Interim Balance Sheet. During and after the preparation of the
Closing Balance Sheet, including the Net Working Capital calculation, the
Parties shall use reasonable efforts to provide each other and their respective representatives with timely access to the records used in connection with the preparation of the Closing Balance Sheet, including work papers, trial balances and similar materials prepared by each Party or its accountant. The Closing
Balance Sheet, including the components of Net Working Capital, shall be calculated in accordance with Thomson's accounting principles consistently applied with the accounting principles used on the Interim Balance Sheet.

          (d) As promptly as practicable, but in no event later than sixty (60)
days following the Closing Date, Thomson, at its cost and expense, shall cause to be prepared and delivered to Purchaser a schedule setting forth, as of the
Closing Date, the number of vacation days accrued and the number of vacation days taken since January 1, 2007 for each of the Transferred Employees other than those Transferred Employees that request that Thomson pay to such employees the cash value of their accrued vacation in connection with their resignation from Thomson (the "Closing Vacation Schedule"). The Closing Vacation Schedule
shall set forth for each such employee, the value, based on such employee's base wage, of either (i) the Accrued Vacation or (ii) the number of vacation days taken in excess of accrued vacation for such employee expressed as a negative number. The amount of the net aggregate value of the vacation for the
Transferred Employees set forth on the Closing Vacation Schedule shall be the
"Closing Vacation Accrual."

          (e) Except as set forth below, the Closing Balance Sheet, the included
Net Working Capital calculation and the Closing Vacation Schedule shall be deemed to be and shall be final, binding and conclusive on the Parties upon the earlier of: (i) Purchaser's delivery of a written notice to Thomson of
Purchaser's approval of the Closing Balance Sheet, Net Working Capital calculation and Closing Vacation Schedule; (ii) the failure of Purchaser to notify Thomson in writing of a dispute with the Closing Balance Sheet, Net
Working Capital calculations or Closing Vacation Schedule within forty five (45)
days of the delivery of the same to Purchaser; (iii) the resolution of all disputes, pursuant to Section 2.6(f), by the Parties; and (iv) the resolution of all disputes, pursuant to Section 2.6(f), by the Independent Accounting Firm

(the earliest date on which any of the foregoing occurs being referred to as the
"Final Resolution Date").

          (f) Purchaser may dispute any amounts reflected on the Closing Balance
Sheet or the Closing Vacation Schedule or in the Net Working Capital calculation by delivery of a written notice to Thomson within forty five (45) days following delivery of the same to Purchaser (the "Closing Dispute Notice"). If Purchaser
delivers a Closing Dispute Notice to Thomson, the Parties shall attempt to reconcile the Parties' differences, and any resolution by them as to any disputed amounts shall be executed in writing and shall then be final, binding and conclusive on the Parties. If the Parties are unable to reach a resolution on all disputes within forty five (45) days after the delivery of the Closing
Dispute Notice, the Parties shall submit their respective determinations and calculations and the items remaining in dispute for resolution to Ernst & Young
LLP or another independent accounting firm of international reputation mutually acceptable to Purchaser and Thomson (the "Independent Accounting Firm"). The
Parties shall cause the Independent Accounting Firm to submit a report to
Purchaser and Thomson with a determination regarding the remaining disputed items, within forty-five (45) days after submission of the matter, and such report shall be final, binding and conclusive on Purchaser and Thomson. The fees, costs and expenses of the Independent Accounting Firm shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Thomson.

          (g) The Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis by (i) the amount by which the actual Net Working
Capital as of the Closing Date or, if the Closing is scheduled to occur on
January 29, 2007, as of the day before the Closing Date, determined in accordance with Sections 2.6(c), (e) and (f), is greater or less than the
Estimated Net Working Capital; provided that no adjustment to the Purchase Price shall be made if such increase or decrease is less than Ten Thousand Dollars
($10,000) and (ii) the amount by which the Closing Vacation Accrual, determined in accordance with Sections 2.6(d) through 2.6(f), is greater or less than the
Estimated Vacation Accrual. Any such adjustment(s) to the Purchase Price shall be referred to as a "Purchase Price Adjustment." If the Purchase Price increases as a result of the Purchase Price Adjustment, Purchaser shall pay any additional amount due to Thomson by wire transfer of immediately available funds within three (3) Business Days of the Final Resolution Date to an account or accounts designated in writing by Thomson. If the Purchase Price declines as a result of the Purchase Price Adjustment, Thomson shall pay such amount to Purchaser by wire transfer of immediately available funds within three (3) Business Days of the Final Resolution Date to an account or accounts designated in writing by
Purchaser.

     Section 2.7 Purchase Price Allocation. The Purchase Price, as adjusted pursuant to Section 2.6(a), shall be allocated among the ETHC Interest, the
Transferred Assets and any other assets acquired under this Agreement or the
Ancillary Agreements in accordance with Schedule B, and such allocation shall be adjusted by the Purchase Price Adjustment referenced in Section 2.6(g) in a manner reasonably agreed upon between Thomson and Purchaser within 30 days of the Final Resolution Date. The Parties shall file, or cause to be filed, all Tax
Returns (including amended returns and claims for refund) and information reports (including Internal Revenue Services Form 8594) in a manner consistent with such allocation, and shall use their reasonable best efforts to sustain such allocation in any Tax audit or Tax dispute.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                   OF THOMSON

     Thomson represents and warrants to Purchaser that on and as of the
Effective Date and on and as of the Closing, except as set forth on the Business
Disclosure Schedule attached as Schedule C (the "Business Disclosure Schedule"):

     Section 3.1 Organization, Good Standing and Qualification of Thomson, the
Thomson Accessories Entities and U.S. NewCo. Each of Thomson and each Thomson
Accessories Entity is, and U.S. NewCo will, as of the Closing, be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its state or territory of incorporation or organization and has, or in the case of U.S. NewCo will, as of the Closing, have, all requisite power and authority to own, operate and lease its properties and assets, to carry on its business as conducted on the Effective Date and as at the Closing and to enter into and perform its obligations under any Transaction Agreement to which it is, or at the Closing will be, a party. The merger of Tora Acquisition
Corporation with and into Thomson Inc. was duly consummated prior to the date hereof. Thomson and each Thomson Accessories Entity will be, duly qualified to transact business and in good standing in each jurisdiction in which the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification, except where failure to so qualify would not reasonably be expected to have a Business Material Adverse Effect.

     Section 3.2 Authorization; Enforceability.

          (a) The execution and delivery by Thomson of this Agreement and the performance by Thomson of its obligations hereunder has been duly authorized by all necessary corporate action on the part of Thomson. This Agreement has been duly executed and delivered by Thomson and constitutes a legal, valid and binding agreement of Thomson, enforceable against Thomson in accordance with its terms except as may be limited by the Bankruptcy Exception.

          (b) The execution and delivery by U.S. NewCo, RCA Trademark Management and the Thomson Accessories Entities which are parties to any of the Ancillary
Agreements and the performance by U.S. NewCo, RCA Trademark Management and such
Thomson Accessories Entities of their obligations thereunder have been, or at the time of Closing will be, duly authorized by all necessary corporate or other action on the part of U.S. NewCo, RCA Trademark Management and such Thomson
Accessories Entities. At or prior to the Closing, U.S. NewCo, RCA Trademark
Management and each Thomson Accessories Entity shall have duly executed and delivered each Ancillary Agreement to which U.S. NewCo, RCA Trademark Management and such Thomson Accessories Entity is, or at the Closing will be, a party, and each Ancillary Agreement shall constitute a legal, valid and binding obligation of U.S. NewCo, RCA Trademark Management or such Thomson Accessories Entity, as applicable, enforceable against such entity in accordance with its terms, except as may be limited by the Bankruptcy Exception.

     Section 3.3 Non-Contravention. The execution, delivery and performance by
Thomson of this Agreement and the Ancillary Agreements and U.S. NewCo, RCA
Trademark Management and each Thomson Accessories Entity of each Ancillary
Agreement to which U.S. NewCo, RCA Trademark Management or such Thomson
Accessories Entity is a party will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of U.S. NewCo, RCA
Trademark Management or any Thomson Accessories Entity; (b) assuming all
Governmental Authorizations required under any mandatory antitrust notification requirements or under any applicable foreign investment review legislation have been obtained or made, conflict with or violate any Law, Governmental Order or
Governmental Authorization applicable to the Business or any of its assets or properties; (c) violate, conflict with, result in a breach of any provision of, require any notice or consent under, constitute a default under, result in the termination of, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any Contract relating to the Business to which U.S. NewCo is, or as a result of the U.S. Restructuring, will be, a party or any Contract which will be transferred, directly or indirectly, to Purchaser or U.S. NewCo, or (d) result in the creation of any Lien on any of the properties which are used in the
Business and will be transferred, directly or indirectly, to Purchaser, except, with respect to clauses (b), (c) and (d), for such conflicts, violations, invalidations, breaches, defaults, terminations, cancellations, accelerations, rights, Liens, failures to obtain any required consent or deliver any required notices or results as would not reasonably be expected to have a Business
Material Adverse Effect.

     Section 3.4 Governmental Authorizations. No Governmental Order, or
authorization, approval, consent of, registration with or filing with any
Governmental Authority on the part of Thomson, U.S. NewCo, RCA Trademark
Management or any Thomson Accessories Entity is required to be made in connection with the execution of this Agreement or the consummation of the
Contemplated Transactions, except (a) those required under any required approvals from a Governmental Antitrust Authority, (b) those that may be required as a result of the nature of the ownership of Purchaser, (c) as may be required in connection with any transfer of any part of the Business or any other action by Purchaser following the Closing, and (d) those set forth on
Section 3.4 of the Business Disclosure Schedule.

     Section 3.5 Capitalization and Voting Rights.

          (a) All of the outstanding shares of capital stock of U.S. NewCo will, as of the Closing, be owned directly by Thomson Inc. All of the outstanding equity interests of the Thomson Accessories Entities are owned, directly or indirectly, by Thomson. Thomson Inc. directly owns a fifty percent (50%)
membership interest in Electronics Trademarks Holding Company, LLC.

          (b) The outstanding shares of capital stock of U.S. NewCo will, as of the Closing, be (i) duly authorized and validly issued, (ii) fully paid and nonassessable, (iii) issued in accordance with all applicable Laws, and (iv)
free and clear of all Liens. The ETHC Interest is free and clear of all Liens and was issued in accordance with all applicable Laws.

          (c) In respect of U.S. NewCo as of the Closing Date and, to Thomson's
Knowledge, ETHC there are no (i) outstanding subscriptions, options, calls, warrants or other rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from U.S. NewCo of any shares of its capital stock or from ETHC of any of its membership interests; (ii) outstanding securities, instruments or obligations issued or granted by U.S. NewCo or ETHC that are or may become convertible into or exchangeable for any of U.S. NewCo's or ETHC's respective securities; (iii) Contracts under which U.S. NewCo or ETHC is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; (iv) stockholder agreements, voting trusts, proxies or other Contracts that may affect the exercise of voting or any other rights with respect to U.S. NewCo's capital stock or other equity interests or Thomson Inc.'s fifty percent (50%) membership interest in ETHC; (v) contractual or other obligations to register any of U.S.
NewCo's outstanding securities or Thomson Inc.'s fifty percent (50%) membership interest in ETHC; or (vi) outstanding or authorized stock appreciation, phantom stock, profit participation or other equity based compensation or like rights.

     Section 3.6 U.S. NewCo. U.S. NewCo will not, on or prior to the ATA Closing
(as defined in the Asset Transfer Agreement (U.S.)), own or control, directly or indirectly, any interest in any other corporation, joint venture, limited liability company, partnership, association or other business. As of the
Closing, U.S. NewCo will have no assets other than the Transferred Assets
(U.S.), and no liabilities other than Transferred Liabilities (U.S.), in each case as is set forth in the Asset Transfer Agreement (U.S.).

     Section 3.7 Litigation. Except as set forth in Section 3.7 of the Business
Disclosure Schedule, there is no material Action relating to the Business pending or, to the Knowledge of Thomson, threatened, against Thomson, U.S. NewCo or any of the Thomson Accessories Entities. There is no injunction, order, judgment or decree imposed upon U.S. NewCo or any of the Thomson Accessories
Entities.

     Section 3.8 Compliance with Laws.

          (a) Since January 1, 2004, the Business has been conducted in compliance with all applicable Laws in all material respects, and no event has occurred, and no condition or circumstance exists that would reasonably be expected to, with or without notice or lapse of time, constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such applicable Laws in any material respect; (b)
all Governmental Authorizations necessary for the operation of the Business have been received; (c) all such Governmental Authorizations are in full force and effect; and (d) none of Thomson, U.S. NewCo or any Thomson Accessories Entity is
in breach of such Governmental Authorization relating to the Business, and no
Action is pending or, to Thomson's Knowledge, threatened to suspend, revoke or terminate any such Governmental Authorization.

     Section 3.9 Financial Statements.

          (a) Attached to Section 3.9 of the Business Disclosure Schedule are
(by each jurisdiction from which Transferred Assets will be transferred hereunder): (i) unaudited statements of operations for the fiscal year ended
December 31, 2005 and the nine-month period

                                       10

ended September 30, 2006 and (ii) an unaudited balance sheet as of each of (x)
December 31, 2005 and (y) September 30, 2006 (the "Interim Balance Sheet"),
(collectively, the "Financial Statements").

          (b) The financial information (i) presents fairly in all material respects the financial condition of the Business as of the respective dates thereof and the results of operations of the Business for the periods covered thereby and (ii) has been prepared in accordance with IFRS consistently applied.

          (c) The only significant assets of Thomson in Chile or Mexico that are primarily used in the Business are Inventory.

          (d) All significant machinery (other than office equipment), tools and dies owned by Thomson or its Subsidiaries and used primarily in the Business will be transferred to Purchaser.

     Section 3.10 No Other Liabilities. As of the Closing, there are no liabilities of any nature whatsoever that will be transferred to Purchaser or its Subsidiaries in connection with or as a result of the Contemplated
Transactions, other than the Transferred Liabilities and those obligations expressly set forth in this Agreement, the Ancillary Agreements, and any other agreements or instruments that may be entered into between the Parties or their respective Affiliates prior to the Closing.

     Section 3.11 Absence of Changes. Except as contemplated by this Agreement
(including the Business Disclosure Schedule) and the Contemplated Transactions,
since the date of the Interim Balance Sheet, (a) the Business has been conducted in the ordinary course consistent with past practice in all material respects and (b) to Thomson's Knowledge, no event has occurred and no action has been taken or failed to be taken which would be reasonably likely to have a Business
Material Adverse Effect.

     Section 3.12 Listed Agreements.

          (a) Section 3.12 of the Business Disclosure Schedule sets forth a list of all Contracts (and Thomson has made available to Purchaser true and complete copies of all such Contracts) as of the Effective Date other than (x) Real
Property Leases, (y) Intellectual Property Agreements, (z) Employment
Agreements, which primarily relate to the Business and that fall within one of the following categories (collectively, the "Listed Agreements"):

               (i) any material Contract for the manufacture or supply of any product or equipment of the Business that has a remaining term of at least 12 months, and is not terminable, without penalty, upon 3 months notice or less;

               (ii) any material commercial trade Contract with retailers that has a remaining term of at least 12 months, and is not terminable, without penalty, upon 3 months notice or less;

               (iii) any material distribution Contract that has a remaining term of at least 12 months, and is not terminable, without penalty, upon 3 months notice or less;

                                       11

               (iv) any other material Contract that has a remaining term of at least 12 months, and is not terminable, without penalty, upon 3 months notice or less;

               (v) any Contract with respect to the purchase or sale of any business, corporation, partnership, joint venture or other business organization;

               (vi) any Contract with any Governmental Authority;

               (vii) any power of attorney, proxy or similar instrument;

               (viii) any Contract between U.S. NewCo, on the one hand, and
Thomson or any Affiliate of Thomson (excluding U.S. NewCo) on the other hand;

               (ix) any Contract containing a "most favored nation" or other provision requiring adjustment of cost, pricing, priority or other terms or conditions of the Contract, in relation to (A) the terms or conditions of other
Contracts of the Business or (B) the price or other terms or conditions for the provision of similar goods or services by a third party;

               (x) any guarantee of any obligation, other than a Transferred
Liability, that in connection with or as a result of the Contemplated
Transactions would, directly or indirectly, be an obligation of Purchaser; or

               (xi) any Contract that prohibits U.S. NewCo from competing with any other Person in the Business or in any geographic area, or that prohibits a
Thomson Accessories Entity from competing with any other Person in the Business or in any geographic area that would, as a result of the Contemplated
Transactions, become an obligation of Purchaser.

          (b) No Thomson Accessories Entity is (and, to Thomson's Knowledge, no
other party is) in material breach of or default under any Listed Agreement, and, to Thomson's Knowledge, no event has occurred or condition exists that, with or without notice or lapse of time or both, would result in a material breach or a default under the Listed Agreements.

     Section 3.13 Environmental Law.

          (a) The Business (i) is being conducted, and has been conducted, within all applicable statute of limitations periods, in compliance with all applicable Environmental Laws in all material respects and (ii) possesses all material Environmental Approvals required under applicable Environmental Laws to operate the Business as currently operated; (b) there are no proceedings
(whether adjudicatory, rulemaking, licensing or otherwise) pending or, to
Thomson's Knowledge, threatened in law or in equity, or under any administrative or regulatory authority before any Governmental Authority, by, against or affecting the Business or any property owned or leased for use in the Business involving any actual or alleged failure to comply with applicable Environmental
Laws or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Approval; (c) none of Thomson,
U.S. NewCo or any Thomson Accessories Entity has received any written notice of any Action before any Governmental Authority or any judgment, decree or order relating to the Business which relates to compliance with any Environmental Law or to investigation or cleanup of any Hazardous Materials at any location; and
(d) to Thomson's Knowledge, there are no

                                       12

Hazardous Materials at any property owned or leased for use in the Business, which Hazardous Materials violate, or would give rise to material liability, directly or indirectly, to Purchaser or U.S. NewCo or require remediation under, any applicable Environmental Law.

     Section 3.14 Personal Property. The Thomson Accessories Entities have, and, as of the Closing Date, U.S. NewCo and Purchaser will have, good and marketable title to all personal property included in the Transferred Assets, in each case free and clear of all Liens (other than Permitted Liens). The personal property referred to above is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in the ordinary course of business.

     Section 3.15 Intellectual Property.

          (a) Section 3.15(a) of the Business Disclosure Schedule contains a true and complete list of the following registrations and applications to the extent owned by Thomson and its Affiliates, specifying, as applicable, registration or application numbers, assignee of record and the relevant jurisdiction (collectively, the "Business Registered Intellectual Property"):
(i) registrations and applications to register the RCA Marks in the United
States and Canada (including individual registrations and applications that cover both Accessories Products and other goods or services) and (ii)
registrations and applications to register the Recoton Marks in the United
States and Canada. Section 3.15(a) of the Business Disclosure Schedule also contains a true and complete list of registrations for the Transferred Domain
Names and any other domain names that incorporate a Recoton Mark or one of the trademarks licensed under the Tora Trademark License Agreement, in each case, to the extent owned by Thomson and its Affiliates, specifying, as applicable, the registrant of record and applicable extension (collectively, the "Registered
Domain Names"). To Thomson's Knowledge, Section 3.15(a) of the Business
Disclosure Schedule also contains a true and complete list of the following registrations and applications to the extent owned by Thomson and its
Affiliates, specifying, as applicable, registration or application numbers, assignee of record and the relevant jurisdiction: (i) registrations and applications to register the RCA Marks outside the United States and Canada
(including individual registrations and applications that cover both Accessories
Products and other goods or services); (ii) registrations and applications to register the Recoton Marks outside the United States and Canada; and (iii)
registrations and applications to register the Recoton Marks (Other Fields)
worldwide. The RCA Marks consist of all "RCA" trademarks and related logos used in connection with the Business, and there are no other "RCA" trademarks or related logos used now or in the preceding three (3) year period in connection with the Business.

          (b) Except as set forth on Sections 3.15(a) and 3.15(b) of the
Business Disclosure Schedule, Thomson and its Affiliates exclusively own all right, title and interest in and to the Business Registered Intellectual
Property in the United States and Canada, and to Thomson's Knowledge, all right, title and interest in and to all other Business Intellectual Property in the
United States and Canada, in each case, free and clear of any Liens other than
Permitted Liens. In the United States and Canada only, all Business Registered
Intellectual Property listed on Section 3.15(a) of the Business Disclosure
Schedule is subsisting, and, to Thomson's Knowledge, is valid and in full force and effect. Except as set forth on Section 3.15(a) of the Business Disclosure
Schedule, no Business Intellectual Property is subject to any outstanding decree, order, judgment or settlement in the United States or Canada that has been communicated

                                       13

to Thomson that restricts the use thereof in the Business, and no Business
Intellectual Property has been adjudged or declared by any Governmental
Authority in the United States or Canada to be invalid or unenforceable, in whole or in part, which adjudication or declaration has been communicated to
Thomson. Except as set forth on Sections 3.15(a) and 3.15(b) of the Business
Disclosure Schedule, all necessary filings have been made and all necessary registration, maintenance and renewal fees have been paid to the relevant authorities and registrars in the United States and Canada in connection with the Business Registered Intellectual Property for the purposes of maintaining such Business Registered Intellectual Property. All necessary maintenance and renewal fees have been paid to the relevant registrars in connection with the
Registered Domain Names. Except as set forth in Schedule 3.15(b) of the Business
Disclosure Schedule and excluding the Contracts set forth in Schedule 3.15(d) of the Business Disclosure Schedule, neither Thomson, nor any of its Affiliates, has assigned, transferred, granted a license or sublicense that is currently in effect, or granted any Liens, other than Permitted Liens, and has not entered into any Contract to do any of the foregoing, any rights in the RCA Marks,
Recoton Marks, or Recoton Marks (Other Fields), or the rights under the Tora
Trademark License Agreement to any third party.

          (c) Section 3.15(c) of the Business Disclosure Schedule contains a list of each material Contract primarily related to the Business and in effect as of the Effective Date, pursuant to which a third party has licensed software used by a Thomson Accessories Entity in the operation of the Business (the
"Software Licenses").

          (d) Section 3.15(d) of the Business Disclosure Schedule contains a list of each material Contract in effect as of the Effective Date, pursuant to which:

               (i) a third party has licensed to Thomson or its Affiliates any
Intellectual Property that is used or held for use exclusively in the Business
(excluding Contracts required to be listed in Section 3.15(c) of the Business
Disclosure Schedule) (the "In-bound Licenses");

               (ii) any Person is licensed to use any Business Intellectual
Property (the "Out-bound Licenses"); or

               (iii) any Intellectual Property has been or is being developed for the benefit of Thomson or any of its Affiliates, which Intellectual Property is primarily used or held for use in the Business, or any development, maintenance or other services are provided with respect to software primarily used in the operation of the Business (excluding Contracts listed in Section
3.12, 3.15(c) or 3.15(d)(i) of the Business Disclosure Schedule and, together with the Software Licenses, In-bound Licenses and Out-bound Licenses, the
"Intellectual Property Agreements").

          (e) Neither Thomson nor any of its Affiliates is (and, to Thomson's
Knowledge, no other party is) in material breach of or default under any
Intellectual Property Agreement, and, to Thomson's Knowledge, no event has occurred or condition exists that, with or without notice or lapse of time or both, would result in a material breach or a default under the Intellectual
Property Agreements.

                                       14

          (f) Except as set forth in Schedule 3.15(f) of the Business Disclosure
Schedule, (i) to Thomson's Knowledge, the conduct of the Business as presently conducted does not, in any material respect, infringe, misappropriate, or otherwise violate under applicable Law the Intellectual Property of, or dilute under applicable Law any Mark of, any third party; (ii) no Action is pending against Thomson or any of its Affiliates alleging any of the foregoing; (iii) no
Thomson Accessories Entity has received any written charge, complaint, claim, demand or notice within the preceding three (3) years alleging that the conduct of the Business infringes, misappropriates, or otherwise violates under applicable Law the Intellectual Property of, or dilutes under applicable Law any
Mark of, any third party (including any claim that a Thomson Accessories Entity must license or refrain from using any Intellectual Property rights of any third party), which charge, complaint, claim, demand or notice has not been resolved by Thomson and the other party; and (iv) no Action is pending or, to Thomson's
Knowledge, threatened which challenges the validity, enforceability, use or ownership of any Business Intellectual Property in the United States or Canada.

          (g) Thomson and its Affiliates have used and are using reasonable efforts to ensure the confidentiality and secrecy of the material trade secrets and other confidential information primarily used in the Business.

          (h) Except as set forth on Section 3.15(h) of the Business Disclosure
Schedule, to Thomson's Knowledge, no third party is currently, in any material respect, (i) infringing, misappropriating or otherwise violating under applicable Law any Business Intellectual Property in the United States or Canada
or (ii) diluting in the United States or Canada, under applicable Law in such jurisdictions, any Business Intellectual Property, and no Action is pending or threatened by Thomson or any of its Affiliates against a third party alleging any of the foregoing.

     Section 3.16 Employee Benefit Plans.

          (a) Section 3.16 of the Business Disclosure Schedule sets forth, as of the Effective Date, (i) each "employee benefit plan," as defined in Section 3(3)
of ERISA, including all plans of a similar nature in jurisdictions outside of the United States; (ii) each stock option, stock purchase, deferred compensation; and (iii) each other employee benefit plan or arrangement that is currently maintained or otherwise contributed to by the Thomson Accessories
Entities (or any other person or entity that, together with a Thomson
Accessories Entity, is or was treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code (each, an "ERISA Affiliate")), in each case for the benefit of the Business Employees, including any such employees who are employed outside the United States or with respect to which U.S. NewCo or the Purchaser could, directly or indirectly, have any liability (collectively, "Business
Benefit Plans"). Copies of the following have been made available to Purchaser:
(A) each Business Benefit Plan; (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Business Benefit
Plan (if any such report was required by applicable Law); (C) the most recent summary plan description for each Business Benefit Plan for which such a summary plan description is required by applicable Law; (D) the most recent Internal
Revenue Service determination, notification or opinion letter received with respect to each applicable Business Benefit Plan; and (E) each trust agreement or annuity contract in effect as of the Effective Date and relating to any
Business Benefit Plan.

                                       15

          (b) Except as set forth in Section 3.16(b) of the Business Disclosure
Schedule, none of the Thomson Accessories Entities, U.S. NewCo or any ERISA
Affiliate maintains or contributes to, or has maintained or contributed to (or been obligated to contribute to) within the six (6) calendar years preceding the
Closing Date, any multiemployer plan as defined in Section 3(37) or Section
4001(a)(3) of ERISA or Section 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of
the Code, any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of
ERISA, or any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (or comparable state Law).

          (c) Each Business Benefit Plan has been administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code and there are no pending investigations, legal proceedings or other claims or suits, or, to the Knowledge of Thomson, threatened claims, suits or proceedings, by a Business Employee in respect of the Business that could reasonably be expected to give rise to any material liability (except claims for benefits payable in the normal operation of the Business Benefit Plans).

          (d) Each Business Benefit Plan that is intended to qualify under
Section 401(a) of the Code has been the subject of a determination, notification or opinion letter from the Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under
Sections 401(a) and 501(a), respectively, of the Code, and, to Thomson's
Knowledge, no circumstance or event exists or has occurred that would reasonably be expected to adversely affect any such Business Benefit Plan's qualified status.

          (e) No material Actions (other than routine claims for benefits in the ordinary course of business) are pending or, to Thomson's Knowledge, threatened by or with respect to any Business Employee in respect of the Business.

          (f) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any of the Thomson Accessories
Entities or its or their ERISA Affiliates with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of
ERISA. No notice of a "reportable event", within the meaning of Section 4043 of
ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed by any Thomson Accessories Entity for any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the Contemplated Transactions.

          (g) Except as set forth on Section 3.16(g) of the Business Disclosure
Schedule, there has been no amendment to, announcement by Thomson or any Thomson
Accessories Entities relating to, or change in employee participation of coverage under, any Business Benefit Plan which would increase materially the expense of maintaining such Business Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year.

                                       16

          (h) Section 3.16(h) of the Business Disclosure Schedule identifies any
Business Benefit Plans pursuant to which the execution or delivery of this
Agreement, or the consummation or performance of any of the transactions contemplated herein will (either alone or together with any other event): (i)
result in any material payment (including, without limitation, any material bonus, severance, unemployment compensation, forgiveness of indebtedness, or golden parachute payment) becoming due to any Business Employee, (ii) increase any material benefit otherwise payable under any Business Benefit Plan, or (iii)
result in the material acceleration of the time of payment, vesting or funding, of any such benefit, in each of cases (i), (ii) and (iii), for which U.S. NewCo or Purchaser would, directly or indirectly, be liable in connection with or as a result of the Contemplated Transactions. Except as set forth in Section 3.16(h)
of the Business Disclosure Schedule, no payment or benefit which has been or will be made to any current or former Business Employee in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby could be characterized as an "excess parachute payment"
within the meaning of Section 280G(b)(1) of the Code.

     Section 3.17 Labor Agreements and Actions.

          (a) Section 3.17(a) of the Business Disclosure Schedule sets forth a list of those employees of the Thomson Accessories Entities that Purchaser directly or indirectly intends to hire in connection with Contemplated
Transactions (such employees, the "Business Employees").

          (b) Except as set forth in Section 3.17(b) of the Business Disclosure
Schedule, (i) none of the Business Employees are represented, as of the date hereof or as of the Closing Date, by a labor organization for the purposes of collective bargaining with Thomson or any of its Subsidiaries, and to Thomson's
Knowledge, there are no activities or proceedings of any labor union or labor organization to organize Business Employees; and (ii) none of the Thomson
Accessories Entities is, or has ever been, party to any collective bargaining agreement, contract or other agreement with a labor union or labor organization.
There is no material strike, walkout, work stoppage, slowdown or lockout or other material labor dispute involving, pending or, to Thomson's Knowledge, threatened against the Business.

          (c) Section 3.17(c) of the Business Disclosure Schedule sets forth a list of all written employment or similar agreements or arrangements between
Thomson or any of the Thomson Accessories Entities, on the one hand, and any
Business Employee, on the other hand (the "Employment Agreements"). None of
Thomson, any of the Thomson Accessories Entities or, to Thomson's Knowledge, any
Business Employee is in material breach of any Employment Agreement.

          (d) Except as set forth in Section 3.17(d) of the Business Disclosure
Schedule, there are no material employment or labor-related (a) lawsuits, (b)
administrative charges or (c) other legal actions in respect of the Business pending or, to Thomson's Knowledge, threatened before any court or administrative agency. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability or veteran status) pending

                                       17

or threatened before the Equal Employment Opportunity Commission or any similar federal, state or local agency or court in respect of the Business.

          (e) Section 3.17(e) of the Business Disclosure Schedule sets forth a true and complete list of the salary, bonuses, wage and commission of each
Business Employee.

     Section 3.18 Tax Returns, Payments and Elections.

          (a) Except as set forth in Section 3.18(a) of the Business Disclosure
Schedule, each Tax Return required to be filed by or with respect to the operations, activities or ownership of the Transferred Assets (the "Transferred
Operations"), to the extent required by Law to be filed before the Effective
Date (taking into account any applicable extensions) has been filed, and each such Tax Return is true, accurate and complete in all material respects. All
Taxes required to have been paid by U.S. NewCo, and all Taxes required to have been paid with respect to any Transferred Operations have been paid in full on a timely basis.

          (b) Except as set forth in Section 3.18(b) of the Business Disclosure
Schedule, (i) there is no Tax audit or other Tax administrative or judicial proceeding presently pending, or to Thomson's Knowledge, threatened, with respect to the Transferred Operations or, as of the Closing Date, with respect to U.S. NewCo (ii) no Governmental Authority with which any Person conducting
Transferred Operations does not file Tax Returns has asserted in writing that such Person is or may be required to pay Taxes to or file Tax Returns with that
Governmental Authority, (iii) no Person conducting Transferred Operations has received any notice of deficiency or assessment from any Governmental Authority related to Taxes, and to Thomson's knowledge, no notice of deficiency or assessment has been threatened, and (iv) no agreement or waiver extending the period for assessment or collection of Taxes will have been executed or filed with any Governmental Authority on behalf of U.S. NewCo on or prior to the
Closing Date.

          (c) Except as set forth in Section 3.18(c) of the Business Disclosure
Schedule, U.S. NewCo will not be a party to any Tax allocation, Tax sharing or similar agreement or arrangement on or prior to the Closing Date. On or prior to the Closing Date, U.S. NewCo will not be liable for Taxes of another Person by contract, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or by reason of being a transferee or successor of such Person.

          (d) On or prior to the Closing Date, U.S. NewCo will not be a party to any joint venture, partnership or other entity which is treated as a partnership for U.S. federal income tax purposes.

          (e) There are no material Liens for Taxes on the Transferred Assets, other than Permitted Liens.

          (f) On or prior to the Closing Date, U.S. NewCo will not be the subject of any entity classification election under U.S. Treasury Regulation
Section 301.7701-3.

          (g) On or prior to the Closing Date, U.S. NewCo will not have any obligation to make any payment of any amount to any Person which would not be deductible (either as a compensation deduction or, in the case of an entity not currently subject to United States federal

                                       18

income tax, in computing earnings and profits for United States federal income tax purposes) by reason of Section 280G, Section 162(m) or Section 404 of the
Code.

          (h) As of the Closing Date, U.S. NewCo (i) will not be subject to any
"closing agreement" described in Code Section 7121 (or any comparable provision of state, local or foreign Tax law) and (ii) has not requested, received or is subject to any Tax ruling, transfer pricing agreements, or similar agreements, in either case that would have continuing effect after the Closing Date.

          (i) U.S. NewCo will not be required to recognize for tax purposes in a
Tax period ending after the Closing Date any income or gain as a result of (i)
using the installment method of accounting, (ii) making or being required to make any change in method of accounting, or (iii) otherwise deferring the recognition of income or accelerating deductions.

          (j) Thomson has made available to Purchaser copies of all Tax Returns filed by U.S. NewCo, if applicable, for which the statute of limitation has not expired.

          (k) As of the Closing Date, U.S. NewCo will not be and will not have been at any time a United States real property holding corporation as defined in
Section 897(c)(2) of the Code.

     Section 3.19 Insurance. Thomson or its Subsidiaries maintain policies for fire, flood and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the conduct of the Business. The insurance policies maintained with respect to the assets of the Business as of the Effective Date are listed in Section 3.19 of the Business Disclosure Schedule (collectively, the
"Insurance Policies"). None of Thomson or its Subsidiaries has received notice of cancellation or non-renewal of any Insurance Policy. To Thomson's Knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to the applicable provisions of the
Insurance Policies.

     Section 3.20 Inventory. Except as set forth in Section 3.20 of the Business
Disclosure Schedule, (a) the Inventory is in good and merchantable condition in all material respects and consists only of items usable and salable in the ordinary course of business, (b) all of the Inventory is owned by the Thomson
Accessories Entities free and clear of any Lien other than Permitted Liens, (c)
the Inventory is not damaged, defective, obsolete or excessive (net of reserves for inventory included in the calculation of Net Working Capital), and is reasonably related to the normal demands of the Business in all material respects, and (d) none of the Inventory is on consignment. A list of Inventory, including the location of such Inventory, as of October 29, 2006, is set forth in Section 3.20 of the Disclosure Schedule.

     Section 3.21 Suppliers and Customers.

          (a) Section 3.21(a) of the Business Disclosure Schedule lists each customer (including distributors) accounting for more than five percent (5%) of the gross revenues of the Business in either of the two most recent fiscal years and the revenues generated from such customers (including distributors).

                                       19

          (b) Section 3.21(b) of the Business Disclosure Schedule lists all open sales orders, including future sales orders, back orders, purchase orders, including future purchase orders, and carryover orders relating to the Business;
each list of orders is as of the date set forth on the face of such list in the
Business Disclosure Schedule.

          (c) Section 3.21(c) of the Business Disclosure Schedule lists all customer and distributor agreements pursuant to which Thomson is required to repurchase inventories of Accessories Products that are in original packaging upon termination or expiration of such agreements (the "Buyback Agreements").

          (d) Except as set forth in Section 3.21(d) of the Business Disclosure
Schedule, none of the top 15 suppliers of the Business based upon payments in the most recent fiscal year and none of the top 15 customers (including distributors) of the Business based upon revenues in the most recent fiscal year has provided written notification or, to Thomson's Knowledge, any other notification, to any of the Thomson Accessories Entities that such supplier or customer intends to terminate its relationship or significantly decrease the rate of buying products or services of the Business. Except as set forth in
Section 3.21(d) of the Business Disclosure Schedule, since the Interim Balance
Sheet Date, to Thomson's Knowledge, no customer has requested a buyback of
Thomson or third party inventory or a stock balancing in respect of the
Business. There are no penalties or liquidated damages due or owing with respect to open sales orders or back orders as of the Closing.

     Section 3.22 Product Liability; Warranties.

          (a) Section 3.22 of the Business Disclosure Schedule sets forth a true and complete list of (i) all Accessories Products manufactured, marketed or sold in the course of the conduct of the Business which products have been recalled or withdrawn (whether voluntarily or otherwise) at any time since January 1,
2004 (for purposes of this Section 3.22, a product shall have been recalled or withdrawn if all or a substantial number of products in the product line were recalled or withdrawn) and (ii) all Actions (whether completed or, to Thomson's
Knowledge, pending) at any time since January 1, 2004 seeking the recall or withdrawal of any Accessories Product sold in the course of the conduct of the
Business.

          (b) Except as set forth in Section 3.22(b) of the Business Disclosure
Schedule, no Accessories Products or services have been sold in the course of the conduct of the Business which are subject to a warranty beyond twelve months and which warranty has not yet expired.

          (c) Since January 1, 2004, there have not been any statements, citations or written decisions by any Governmental Authority stating that any
Accessories Products sold in the course of the conduct of the Business is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by any Governmental Authority.

          (d) There has been no material liability for replacement, repair or other warranty liability in connection with any Accessories Products manufactured, distributed or sold in the course of the conduct of the Business, in each case for which Purchaser, its Subsidiaries or U.S. NewCo would be liable in excess of the amount, if any, of the Warranty Reserve set forth on the
Interim Balance Sheet.

                                       20

          (e) Except as set forth in Section 3.22(e) of the Business Disclosure
Schedule, there has been no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any
Accessories Product manufactured, sold, leased, or delivered in the course of the conduct of the Business by any of them since January 1, 2004.

     Section 3.23 No Brokers. Thomson is not obligated under any Contract that would result in the obligation of Purchaser or its Affiliates to pay any finder's fee, brokerage or agent's commission in connection with the negotiations leading to this Agreement or the consummation of the purchase and sale of the Equity Interests or the Transferred Assets.

     Section 3.24 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT,
THOMSON MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE
EQUITY INTERESTS, THE TRANSFERRED ASSETS, THE TRANSFERRED LIABILITIES, THE
TRANSFERRED OPERATIONS, THE THOMSON ACCESSORIES ENTITIES, THE BUSINESS OR ANY
OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO WORKMANSHIP,
PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR
NON-INFRINGEMENT OR ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO
THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DOCUMENTS OR MATERIAL
TRANSMITTED, PROVIDED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES IN
ANY PHYSICAL OR ONLINE "DATA ROOMS", MANAGEMENT PRESENTATIONS OR IN ANY OTHER
FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS, INCLUDING ANY PROJECTION,
FORECAST OR OTHER FORWARD-LOOKING INFORMATION AND ANY INFORMATION CONTAINED IN
ANY DESCRIPTIVE MEMORANDUM. ALL OF SUCH ADDITIONAL REPRESENTATIONS AND
WARRANTIES ARE HEREBY DISCLAIMED, AND THOMSON EXPRESSLY DISCLAIMS ANY AND ALL
LIABILITY RELATING TO OR RESULTING FROM THE USE OF ANY INFORMATION, DOCUMENTS OR
MATERIAL DESCRIBED IN THE PREVIOUS SENTENCE, INCLUDING ANY MARKET ANALYSIS AND
FINANCIAL PROJECTIONS THAT MAY BE CONTAINED THEREIN, OR FOR ANY ERRORS THEREIN
OR OMISSIONS THEREFROM. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE
PURCHASE AND SALE OF THE BUSINESS IS BEING MADE ON AN "AS IS, WHERE IS" BASIS
AND WITHOUT RECOURSE TO THOMSON OR ANY OF ITS SUBSIDIARIES OR REPRESENTATIVES
WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

                                       21

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     Purchaser represents and warrants to Thomson that as of the Effective Date and except as set forth on the Purchaser Disclosure Schedule attached hereto as
Schedule D (the "Purchaser Disclosure Schedule"):

     Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to carry on its business as now conducted. Each of
Audiovox Canada Ltd. and any other Subsidiary of Purchaser which will be a party to any Ancillary Agreement will, as of the Closing, be duly organized, validly existing and in good standing under the laws of the jurisdiction of its state or territory of incorporation or organization and, as of the Closing, will have all requisite power and authority to own, operate and lease its properties and assets, to carry on its business as of the Effective Date and as at the Closing and to enter into and perform its obligations under any Ancillary Agreement to which it will be a party.

     Section 4.2 Authorization; Enforceability. Purchaser and each of its
Affiliates have the corporate power and authority to execute and deliver this
Agreement and the Ancillary Agreements to which Purchaser or such Affiliate is, or is specified to be, a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser and each of its Affiliates of this Agreement and the Ancillary Agreements to which Purchaser or such
Affiliate is, or is specified to be, a party and the performance by Purchaser or such Affiliate of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Purchaser or such
Affiliate. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms. At or prior to the Closing, Purchaser and each of its Affiliates shall have duly executed and delivered each Ancillary
Agreement to which Purchaser or such Affiliate is specified to be a party, and each Ancillary Agreement shall constitute the legal, valid and binding obligation of Purchaser or such Affiliate, enforceable against Purchaser or such
Affiliate in accordance with its terms.

     Section 4.3 Non-Contravention. The execution, delivery and performance by
Purchaser of this Agreement and the Ancillary Agreements and by each of Audiovox
Canada Ltd. and any other Subsidiary of Purchaser which will be a party to any
Ancillary Agreement of such Ancillary Agreements do not, and, assuming all
Governmental Authorizations required have been obtained or made, the consummation of the Contemplated Transactions will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of
Purchaser or such Subsidiary of Purchaser; (b) assuming all Governmental
Authorizations required under any mandatory antitrust notification requirements have been obtained or made, conflict with or violate any Law, Governmental Order or Governmental Authorization applicable to the Purchaser or such Subsidiary of
Purchaser or any of their assets or properties; (c) result in the creation of any Lien on any of the properties of Purchaser or such Subsidiary of Purchaser, except, with respect to clauses (b) and (c), for such conflicts, violations, invalidations, breaches, defaults, terminations, cancellations, accelerations, rights, Liens or results as would not

                                       22

reasonably be expected to affect Purchaser's or such Subsidiaries' ability to perform their obligations under this Agreement and the Ancillary Agreements.

     Section 4.4 Government Consents. Except for all Governmental Authorizations
required under any required approvals from a Governmental Antitrust Authority, no Governmental Order or filing with any Governmental Authority on the part of
Purchaser or its Affiliates is required to be made in connection with the consummation of the Contemplated Transactions.

     Section 4.5 Litigation. There are no Actions pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or its Affiliates (a)
challenging or seeking to restrain, delay or prohibit any of the Contemplated
Transactions or (b) preventing Purchaser from performing in all material respects its obligations under this Agreement.

     Section 4.6 Investment Intent. Purchaser acknowledges that the Equity
Interests have not been registered under the Securities Act and that the Equity
Interests may not be resold absent such registration or unless an exemption therefrom is available. Purchaser qualifies as an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act. The Equity Interests are
being acquired for investment for Purchaser's or its Subsidiaries' own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. The acquisition by
Purchaser of the Equity Interests shall constitute confirmation of the representation by Purchaser that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the
Equity Interests.

     Section 4.7 Knowledge of Industry and Representation by Advisors.

          (a) Purchaser acknowledges that (i) it has knowledge, experience and expertise in business and financial matters and the consumer electronics industry and (ii) it has the capability of understanding and evaluating the risks and merits associated with Purchaser's purchase of the Equity Interests pursuant to this Agreement and Purchaser's participation in the Contemplated
Transactions.

          (b) Purchaser acknowledges that it has been represented or advised by advisors of its own choice, including financial advisors, tax advisors and legal counsel, that have assisted Purchaser in understanding and evaluating the risks and merits associated with Purchaser's purchase of the Equity Interests pursuant to this Agreement and Purchaser's participation in the Contemplated
Transactions.

          (c) Purchaser can bear the economic risk of an investment in the
Equity Interests and can afford a complete loss of such investment.

     Section 4.8 Disclosure of Information. Purchaser acknowledges that: (a)
none of Thomson, its Affiliates, any of their respective Representatives or any other Person has made any representation or warranty, express or implied, as to the Equity Interests, Transferred Assets, Business, Transferred Liabilities, the
Thomson Accessories Entities or the accuracy or

                                       23

completeness of any information regarding the Business or the Thomson
Accessories Entities furnished or made available to Purchaser and its
Representatives, except as expressly set forth in this Agreement; and (b)
Purchaser has not relied on any representation or warranty from Thomson or the
Thomson Accessories Entities or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement; and (c) none of
Thomson, any of its Affiliates, or their respective Representatives shall have or be subject to any liability to Purchaser resulting from the distribution to
Purchaser, or Purchaser's use of, any such information, including the
Descriptive Memorandum dated February 2006 (or any supplement thereto or update thereof); and (d) except as expressly set forth in this Agreement, Thomson makes no representation or warranty, express or implied, relating to the Equity
Interests, the Transferred Assets, the Transferred Liabilities, the Transferred
Operations, the Thomson Accessories Entities, the Business or any other matter, including any representation or warranty as to workmanship, profitability, future performance, fitness for a particular purpose or non-infringement or any representation or warranty, express or implied, as to the accuracy or completeness of any information, documents or material transmitted, provided or made available to Purchaser or its representatives in any physical or online
"data rooms", management presentations or in any other form in expectation of the Contemplated Transactions, including any projection, forecast or other forward-looking information and any information contained in any Descriptive
Memorandum.

     Section 4.9 Projections. In connection with Purchaser's investigation of the Business, Purchaser has received from Thomson and its Representatives certain projections, forecasts and business plan information. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Purchaser is familiar with such uncertainties, that there can be no assurances that the projections, forecasts and plans are accurate or that the projections, forecasts and plans will be realized, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, and that Purchaser shall have no claim against any of
Thomson, its Affiliates or their respective Representatives with respect thereto. Accordingly, Purchaser acknowledges and confirms that (a) Thomson, its
Affiliates and their respective Representatives have made no representations or warranties, express or implied, with respect to, and shall not be liable to
Purchaser or any of its Affiliates or Representatives, with respect to any such projections, forecasts or plans, and (b) Purchaser has not relied on any projection, forecast or plan received from Thomson, its Affiliates or any of their respective Representatives or any other Person in determining to enter into this Agreement.

     Section 4.10 Sufficient Funds. Purchaser has available, and on the Closing
Date will have available, cash or, pursuant to existing credit facilities or commitments, sufficient funds to pay the Purchase Price and the Advance and consummate, or cause the consummation of, all of the Contemplated Transactions.

     Section 4.11 No Brokers. None of Purchaser or any of its Subsidiaries is
obligated under any Contract that would result in the obligation of Thomson or its Affiliates to pay any finder's fee, brokerage or agent's commission in connection with the negotiations leading to this Agreement or the consummation of the purchase and sale of the Equity Interests or the Transferred Assets.

                                       24

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     Section 5.1 Access and Investigation. Between the Effective Date and the
Closing Date and upon reasonable advance notice from Purchaser, Thomson will, and will cause each Thomson Accessories Entity and its Representatives to, afford Purchaser and its Representatives reasonable access during normal business hours to such Thomson Accessories Entities' personnel, properties,
Contracts, books and records and other financial, operating and other data and information related to the Business as Purchaser may reasonably request. All information obtained by Purchaser and its Representatives pursuant to this
Section 5.1 shall be kept confidential in accordance with the Confidentiality
Agreement and Section 5.16. Notwithstanding the foregoing, none of Thomson or any Thomson Accessories Entity shall be required to provide access to any information, property or personnel if (a) such party believes in good faith that such access is subject to any confidentiality obligations or would be reasonably likely to jeopardize such party's attorney-client, work product or similar legal privilege; (b) any applicable Law, in the good faith judgment of such party, may require such party to restrict or prohibit access to any such information, properties or personnel; or (c) such access would unreasonably disrupt the businesses and operations of such party. Prior to the Closing (x) none of
Purchaser, its Affiliates or its Representatives shall contact or communicate, directly or indirectly, with any customer of the Business for the purpose of discussing the Business or the Contemplated Transactions without, in each such instance, obtaining the express prior written consent, which shall not be unreasonably withheld, of Thomson and permitting Thomson to fully participate in any and all conferences, telephone conversations and other communications between Purchaser, its Affiliates or Representatives and any such customer and
(y) Purchaser shall, and shall cause its Affiliates or Representatives to, promptly provide Thomson with copies of all written and electronic communications between such Persons and any such customer relating to the
Business or the Contemplated Transactions.

     Section 5.2 Conduct of the Business Prior to Closing.

          (a) Except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.2 of the Business Disclosure Schedule, between the
Effective Date and the Closing Date, Thomson will, and will cause each Thomson
Accessories Entity to, (i) conduct the Business in all material respects in the ordinary course of business, consistent with past practice and in accordance with applicable Law with no less diligence and effort than would be applied in the absence of this Agreement, (ii) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice, and (iii) use commercially reasonable efforts to (A) preserve intact in all material respects the current business organization of the Thomson
Accessories Entities and (B) maintain relations and goodwill with suppliers, customers, landlords and creditors of the Business in the ordinary course of business consistent with past practice.

          (b) Except as otherwise contemplated by this Agreement or as set forth in Section 5.2 of the Business Disclosure Schedule, between the Effective Date and the Closing Date, Thomson will not, and will cause the Thomson Accessories
Entities to not, without the prior written consent of Purchaser, which will not be unreasonably withheld or delayed:

                                       25

               (i) terminate, amend in any material respect, or waive any material rights under any Listed Agreement, Intellectual Property Agreement or
material Governmental Authorization to which U.S. NewCo is a party to or, as contemplated by an Asset Transfer Agreement, that will be transferred to
Purchaser on or prior to Closing;

               (ii) permit U.S. NewCo to enter into any new agreements of the kind described in Section 3.12(a);

               (iii) amend or otherwise modify the Governing Documents of U.S.
NewCo;

               (iv) issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (A) any equity interests of U.S. NewCo (except for shares issued to Thomson Inc. in consideration of the transfer of assets to U.S. NewCo), (B)
any options, warrants, convertible securities or other rights of any kind to acquire any equity interest, or any other ownership interest, of U.S. NewCo, or
(C) any portion of the assets of U.S. NewCo;

               (v) permit U.S. NewCo to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets;

               (vi) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other securities of U.S. NewCo;

               (vii) adopt or amend in any material respect any Business Benefit
Plan or enter into or adopt any collective bargaining agreement with any labor union or similar organization that applies to, or covers, primarily Business
Employees, except, in each case, as required by Law;

               (viii) enter into or amend in any material respect any Employment
Agreement with any Business Employee or permit U.S. NewCo to enter into any
Employment Agreement with any person;

               (ix) grant any bonus to any Business Employee, except as required by Contracts that have been disclosed to Purchaser in Section 3.16 of Business
Disclosure Schedule, or pursuant to and consistent with existing Business
Benefit Plans;

               (x) grant to any Business Employee any increase in compensation, except in the ordinary course of business consistent with past practice or as may be required under existing agreements, any renewal of an existing agreement or any Business Benefit Plans;

               (xi) change any method or principle of accounting that would reasonably be expected to adversely affect the Business except to the extent required by IFRS as advised by Thomson's regular independent accountants;

                                       26

               (xii) make or revoke any material tax election, settle or
compromise any material Tax liability or materially amend any Tax Return that would reasonably be expected to have an adverse effect on the Business;

               (xiii) permit any of the Insurance Policies to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Purchaser is obtained and put in effect;

               (xiv) adopt a plan of complete or partial liquidation,
dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Thomson Accessories Entities, or otherwise permit the corporate existence of the Thomson Accessories Entities or the material rights or franchises or any license, permit or authorization under which the Business operates to be suspended, lapsed or revoked;

               (xv) incur or commit to any capital expenditures in respect of
U.S. NewCo;

               (xvi) permit U.S. NewCo to enter into any transactions with
Thomson or any Thomson Accessories Entities, except as expressly permitted under this Agreement or the Ancillary Agreements;

               (xvii) permit U.S. NewCo to create, incur, assume or guarantee any Indebtedness;

               (xviii) sell, assign, abandon, allow to lapse, transfer, license, or dispose of, in whole or in part, any of the RCA Marks, Recoton Marks, Recoton
Marks (Other Fields), Domain Names and the rights under the Tora Trademark
License Agreement;

               (xix) issue any purchase orders or sales orders, in each case relating to the Business, involving in excess of One Million One Hundred
Thousand Dollars ($1,100,000.00) individually or Eight Million Five Hundred
Thousand Dollars ($8,500,000.00) in the aggregate;

               (xx) otherwise conduct the Business outside the ordinary course of business consistent with past practice; or

               (xxi) agree to do any of the foregoing.

          (c) Notwithstanding any other provision of this Agreement to the contrary, on or prior to the Closing Date, Thomson or any of its Subsidiaries
(i) may cause the Thomson Accessories Entities to pay out, distribute or otherwise transfer any cash held or controlled by the Thomson Accessories
Entities to Thomson or any Subsidiary of Thomson, (ii) may take such steps as are necessary or appropriate to effect the U.S. Restructuring and the Asset
Transfers as contemplated by this Agreement, and (iii) may enter into or extend agreements with customers that require an inventory buyback or marketing program with hard funding; provided that Thomson shall provide notice to any of Pat
Lavelle, Michael Stoehr or Tom Malone of Purchaser if Thomson enters into any such agreements that require (x) inventory buybacks in excess of

                                       27

Fifty Thousand Dollar ($50,000) or (y) marketing programs with hard funding in excess of Fifty Thousand Dollar ($50,000).

     Section 5.3 Consents; Approvals.

          (a) Thomson and Purchaser shall coordinate and cooperate with one another and shall each use its commercially reasonable efforts to obtain (and shall each refrain from taking any willful action that would impede or delay obtaining) all consents, waivers, approvals, authorizations or orders needed to consummate the Contemplated Transactions; provided that, except as provided in paragraph (b) below, each of Thomson and Purchaser shall pay one half of any payments necessary to obtain consents, waivers, approvals, authorizations or orders of third parties needed to consummate the Contemplated Transactions.

          (b) Subject to Section 5.3(c), each Party shall, if required:

               (i) to the extent permitted by applicable Law, promptly inform each other of any material communication received by such party from any
Governmental Authority with jurisdiction over the enforcement of any applicable antitrust Laws ("Governmental Antitrust Authority"); and

               (ii) take promptly all other actions and do all other things reasonably necessary and proper to avoid, resolve or eliminate each and every impediment under any antitrust Law that may be asserted by any Governmental
Antitrust Authority or any other party to the consummation of Purchaser's acquisition of the Equity Interests and the Transferred Assets in accordance with the terms of this Agreement and the Ancillary Agreements.

          (c) Notwithstanding anything contained in this Agreement, neither
Party nor any of their Affiliates shall be required to:

               (i) dispose of, hold separate, or transfer any of its assets, businesses or interests;

               (ii) alter the conduct of its business in any material respect;

               (iii) other than customary filings fees, make any payments other than those reasonable in amount and reasonably incidental to the conduct of proceedings before Governmental Authorities;

               (iv) discontinue any of its operations or business, wind-up or liquidate any of its related entities, or cause any of its related entities to be wound up or liquidated; or

               (v) agree to do any of the foregoing.

          (d) Except where prohibited by applicable Law, and subject to the
Confidentiality Agreement, Thomson and Purchaser shall, and shall cause their
Affiliates and their officers to, coordinate with one another in preparing and exchanging such information and shall promptly provide the other (or its counsel) with copies of all filings, presentations and submissions made by such
Party or its Affiliates with any Governmental Authority in connection with this

                                       28

Agreement or the Contemplated Transactions. Each of Thomson and Purchaser shall timely make, or cause to be made, all necessary filings with Governmental
Authorities.

     Section 5.4 Notification. Thomson shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Thomson, of (a) the occurrence or non-occurrence of any event after the Effective Date, the occurrence or non-occurrence of which would cause any representation or warranty made by such
Party in this Agreement to be materially untrue or inaccurate, and (b) any failure of Thomson or Purchaser, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it after the Effective Date, provided that the delivery of, or failure to deliver, any notice pursuant to this Section 5.4 shall not otherwise affect the remedies available hereunder.

     Section 5.5 No Negotiation. Following execution of this Agreement and up until the Closing, Thomson will, and will cause its Representatives to, discontinue any negotiations with any Person (other than Purchaser and its
Subsidiaries) relating to any sale of any portion of the Transferred Assets or the Equity Interests (other than sales in the ordinary course of business).
Except for sales of Excluded Assets, until such time, if any, as this Agreement is terminated pursuant to Article VII or the Closing occurs, Thomson will not, and will instruct its Representatives to not, solicit, initiate or encourage any inquiries or proposals from, or negotiate with, any Person (other than
Purchaser) relating to any such transaction involving the sale of the
Transferred Assets or the Equity Interests.

     Section 5.6 Trademarks, Brand Names, Etc. Except as provided in the
Transition Services Agreement, as set forth in the last sentence of this Section
5.6 or as provided in any agreement entered into between Thomson or its
Affiliates (other than U.S. NewCo), on the one hand, and Purchaser or its
Affiliates, on the other hand, as promptly as reasonably practicable, but no longer than 30 days after the Closing Date, Purchaser shall, and shall cause its
Subsidiaries (including U.S. NewCo) to remove or cease the use of the name
"Thomson" and any trademarks, trade names, brandmarks, brand names, trade dress or logos incorporating to such name ("Thomson Names") from all product or other packaging, Internet sites, labels, stationery or office forms received in connection with the Contemplated Transactions. Thereafter, except as provided in the Transition Services Agreement or any agreement entered into between Thomson or its Affiliates (other than U.S. NewCo), on the one hand, and Purchaser or its
Affiliates, on the other hand, Purchaser shall neither use nor permit or suffer any of its Affiliates to use such name or trademark, trade name, brandmark, brand name, trade dress or logo incorporating such name in connection with U.S.
NewCo, the Business or otherwise. Notwithstanding the above, (x) for the 12 month period following the Closing Date, Purchaser may sell inventory (and packaging thereof) containing the "Thomson Names" that was included in the
Transferred Assets, and (y) such 12 month period shall be extended for an additional 6 months with respect to any Inventory purchased from Thomson pursuant to Section 5.20.

     Section 5.7 Further Action. Except as otherwise provided herein, each of the Parties shall use its reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to transfer, convey, grant and confirm to and vest in Purchaser good title to the Equity Interests and the Transferred Assets free and clear of all Liens (other than Permitted Liens), purchase options, calls or similar third party

                                       29

rights; provided, however, that no Party shall be required to make any additional representations or warranties, or to incur any material out-of-pocket expense or exposure to material legal liability pursuant to this Section 5.7.

     Section 5.8 Tax Matters.

          (a) Whenever it is necessary for purposes of this Agreement to determine the liability for Taxes of U.S. NewCo for the Pre-Closing Portion of
the Straddle Period, the determination shall be made by assuming that such
Straddle Period ended at the close of the Closing Date, and by assuming that the taxable year of any pass-through entity owned by U.S. NewCo ended at the close of the Closing Date. In the case of property Taxes, other than Taxes and deductions or allowances which apply ratably to a taxable period, the amount of
Taxes allocable to the Pre-Closing Portion of a Straddle Period shall equal the
Taxes for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the Straddle Period up to and including the
Closing Date, and the denominator of which shall be the total number of days in the Straddle Period.

          (b) Thomson shall prepare and timely file, or cause to be prepared and timely filed when due (including extensions), any Tax Return of U.S. NewCo that may be required to be filed for periods ending on or before the Closing Date, excluding any Straddle Period. Any such Tax Return shall be prepared in accordance with past Tax accounting practices used with respect to the Tax
Return in question (unless such practices are no longer permissible under applicable Tax law). Any such Tax Return shall reflect the allocation of the
Purchase Price among the ETHC Interest, the Transferred Assets and any other assets acquired under this Agreement or the Ancillary Agreements in accordance with Schedule B, as further provided in Section 2.7, in accordance with Code
Section 1060 and the Treasury Regulations thereunder (and any similar provisions of state or local law, as appropriate).

          (c) Except as provided in Section 5.8(b), Purchaser shall prepare and timely file, or cause to be prepared and timely filed when due (including extensions), any Tax Return of U.S. NewCo for periods ending after the Closing
Date, including any Straddle Period. Any Tax Return for a Straddle Period shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Return in question (unless such practices are not permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax law), in accordance with reasonable Tax accounting practices selected by Purchaser with the consent (not to be unreasonably withheld or delayed) of Thomson. Purchaser shall provide Thomson with a copy of such Tax
Return for review and comment at least thirty (30) Business Days prior to the filing of such Tax Return (or, if required to be filed within thirty (30)
Business Days of Closing, as soon as possible following Closing), accompanied by a statement (a "Straddle Period Statement") setting forth and calculating in reasonable detail the Taxes shown as due on such Tax Return which are allocable to the Pre-Closing Portion of such Straddle Period.

          (d) If Thomson disagrees with the manner of preparation of a Tax
Return for a Straddle Period, or with the amount of Taxes calculated as allocable to the Pre-Closing Portion of the Straddle Period (as shown on the
Straddle Period Statement), within thirty (30) Business Days of the receipt of the Tax Return for the Straddle Period and the Straddle Period Statement

                                       30

Thomson may provide to Purchaser a notice of such dispute (a "Tax Statement
Dispute"). If Thomson does not provide a notice of Tax Statement Dispute within such thirty (30) Business Day period, Thomson shall be deemed to have accepted the Tax Return and the Straddle Period Statement for purposes of Section 5.8(f).
If Thomson provides Purchaser with a notice of Tax Statement Dispute, Thomson shall also provide to Purchaser a proposed revision of such Tax Return, a statement setting forth and calculating in reasonable detail the Taxes allocable to the Pre-Closing Portion of the Straddle Period, and a written explanation of the reasons for its adjustment. Thomson and Purchaser shall attempt to resolve their disagreement within five (5) Business Days following Thomson's notification of a Tax Statement Dispute. If Thomson and Purchaser are unable to resolve their differences within fifteen (15) Business Days, each of Thomson and
Purchaser shall select a Tax expert from a nationally recognized accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences. Each Party shall be responsible for the costs and fees of its Tax expert. If Thomson and Purchaser are unable to resolve their differences through their Tax experts, the dispute shall be submitted to an accounting firm, mutually selected by Thomson and Purchaser, whose determination shall be final and binding on the Parties. The fees and expenses of such accounting firm shall be borne fifty percent (50%) by Thomson and fifty percent (50%) by Purchaser.

          (e) Subject to the dispute resolution provisions in this Section 5.8,
Thomson shall pay or cause to be paid to Purchaser an amount equal to Taxes of
U.S. NewCo attributable to the Pre-Closing Portion of any Straddle Period
(collectively, "Pre-Closing Taxes"), except to the extent such Pre-Closing Taxes
(i) are payable by Purchaser pursuant to Section 5.10, (ii) are reflected in the reserve for Tax liability shown on the face of the Closing Balance Sheet, or
(iii) have been previously paid by U.S. NewCo All such payments shall be made no later than twenty (20) Business Days after Purchaser has provided notice of such
Taxes to Thomson.

          (f) Neither Purchaser nor U.S. NewCo shall file any amended Tax Return with respect to U.S. NewCo for any period ending on or before the Closing Date or the Straddle Period without the prior written consent of Thomson (not to be unreasonably withheld or delayed), except as required under applicable Law.

          (g) Purchaser and Thomson further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any
Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed; provided that obtaining such certificate or other document may not reasonably be expected to adversely affect
Purchaser, U.S. NewCo or Thomson.

          (h) Thomson and its Affiliates and Purchaser and its Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns (including amendments of Tax
Returns), the determination of any liabilities for Taxes, and any audit, litigation or other proceeding with respect to Taxes.

     Section 5.9 Additional Tax Covenants. The Parties intend the formation of
U.S. NewCo. after the date hereof and prior to the Closing, the transfer of the
Transferred Assets (U.S.) and the Transferred Liabilities (U.S.) to U.S. NewCo
and the sale of the outstanding shares of capital stock of U.S. NewCo contemplated by and pursuant to this Agreement to be

                                       31

treated as a sale of assets for U.S. federal income tax purposes, and not as a transaction governed by Section 351 of the Code and similar provisions of state law. The Parties agree to file all relevant Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with this position, and to use their reasonable best efforts to support and justify such position in any Tax audit or Tax dispute.

     Section 5.10 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay to Thomson the full amount of any transfer, documentary, sales, use, stamp, registration and such other Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the purchase of the Equity Interests and the Transferred Assets, Thomson shall remit such amount to the applicable taxing authority and Thomson shall reimburse
Purchaser for fifty percent (50%) of such amount; provided that, with respect to any goods and services Tax ("GST") incurred in Canada in connection with the consummation of the purchase of the Transferred Assets (Canada), Purchaser shall pay the full amount of such GST to Thomson, and Thomson shall have no obligation to reimburse Purchaser for any amount of such GST.

     Section 5.11 Employee Matters.

          (a) United States.

               (i) Not less than fifteen (15) days before the Closing Date,
Purchaser shall offer each of the Business Employees in the United States employed by Thomson on the Closing Date employment by Purchaser or any of its
Subsidiaries or U.S. NewCo on the Closing Date (the Business Employees who
accept such offer are referred to collectively as the "U.S. Transferred
Employees") with base salary, wage and commission which are no less favorable than that provided by the applicable Thomson Accessories Entity on the date of the offer. In addition, if Purchaser terminates the employment of any U.S.
Transferred Employee after Closing, Purchaser shall pay to such U.S. Transferred
Employee severance benefits under the terms of Purchaser's severance plan as in effect from time-to-time and giving service credit to such employee for his or her years of service at Thomson or its Subsidiaries.

               (ii) Purchaser shall, or shall cause its Subsidiaries or U.S.
NewCo to, adopt, maintain or otherwise make available employee benefit plans and employee fringe benefit programs, policies or arrangements (such plans, programs, policies and arrangements, the "Purchaser Plans") to all U.S.
Transferred Employees on the same terms generally applicable to Purchaser's existing employees. To the extent permitted by Law, for purposes of all
Purchaser Plans under which a U.S. Transferred Employee's eligibility for benefits depends, in whole or in part, on length of service, credit will be given to such U.S. Transferred Employee for service with Thomson and its
Subsidiaries (including service with a predecessor employer to the extent such service was credited by Thomson) prior to the Closing; provided that such service credit does not result in duplication of benefits. Thomson shall retain responsibility for and continue to pay all medical, life insurance, disability and other expenses relating to claims for welfare benefits for each U.S.
Transferred Employee with respect to claims incurred by such U.S. Transferred
Employee or his or her covered dependents on or prior to the last day of the month in which the Closing occurs. Purchaser shall be responsible for all expenses and benefits with respect to claims incurred by U.S. Transferred
Employees or their covered dependents on or after

                                       32

the first day of the month following the month in which the Closing occurred.
For purposes of this Section 5.11(a)(ii), a claim is deemed incurred: (i) in the case of a claim for medical or dental benefits, when the services are performed, the supplies are provided or medication is prescribed, and not when the condition at issue arose; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; and (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs. All vacation, sickness, leave, and personal days accrued by the U.S. Transferred Employees prior to the Closing Date shall be honored by Purchaser, its Subsidiaries and/or U.S. NewCo unless the cash value of such vacation, sickness, leave and personal days is paid to such U.S.
Transferred Employer by Thomson.

               (iii) Purchaser shall cause, to the extent permitted by
applicable Law, the applicable Purchaser Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from U.S.
Transferred Employees with respect to any account balances distributed on or as of the Closing Date by the applicable Business Benefit Plans. The distributions and rollovers described herein shall comply with applicable Law, and each Party shall make all filings and take any actions required of such Party under applicable Law in connection therewith.

               (iv) With respect to all U.S. Transferred Employees who are "M&A
Qualified Beneficiaries" (as defined in Section 54.4980B-9 Q&A-4(a) of the
Treasury Regulations), Purchaser shall provide the notice required by Section
4980B(f)(6) of the Code and shall make available to such individuals continuation coverage under a group health plan maintained by Purchaser, as provided by Section 54.4980B-9 Q&A-7 of the Treasury Regulations. With respect to all Business Employees who are not U.S. Transferred Employees, but who are
"M&A Qualified Beneficiaries" (as defined in Section 54.4980B-9 Q&A-4(a) of the
Treasury Regulations) Thomson shall provide the notice required by Section
4980B(f)(7) of the Code and shall make available to such individuals continuations coverage under a group health plan maintained by Thomson, as provided in Section 54.4980B-9 Q&A-7 of the Treasury Regulations.

          (b) Canada

               (i) Not less than fifteen (15) days before the Closing Date,
Purchaser shall offer, or cause to be offered, to each of the Business Employees in Canada employed by Thomson Canada on the Closing Date employment by Purchaser or any of its Subsidiaries on the Closing Date (the Business Employees who
accept such offer are referred to collectively as the "Canada Transferred
Employees") with base salary, wage and commission which are no less favorable than that provided by the applicable Thomson Accessories Entity on the date of the offer. In addition, if Purchaser terminates the employment of any Canada
Transferred Employee after Closing, Purchaser shall pay to such Canada
Transferred Employee severance benefits under the terms of Purchaser's severance plan as in effect from time-to-time and giving service credit to such employee for his or her years of service at Thomson or its Subsidiaries.

               (ii) Purchaser shall, or shall cause its Subsidiaries to, adopt, maintain or otherwise make available the Purchaser Plans to all Canada
Transferred Employees on the same terms generally applicable to Purchaser's existing employees. To the extent permitted by

                                       33

Law, for purposes of all Purchaser Plans under which a Canada Transferred
Employee's eligibility for benefits depends, in whole or in part, on length of service, credit will be given to such Canada Transferred Employee for service with Thomson and its Subsidiaries (including service with a predecessor employer to the extent such service was credited by Thomson) prior to the Closing;
provided that such service credit does not result in duplication of benefits.
Thomson shall retain responsibility for and continue to pay all medical, life insurance, disability and other expenses relating to claims for welfare benefits for each Canada Transferred Employee with respect to claims incurred by such
Canada Transferred Employee or his or her covered dependents on or prior to the last day of the month in which the Closing occurs. Purchaser shall be responsible for all expenses and benefits with respect to claims incurred by
Canada Transferred Employees or their covered dependents on or after the first day of the month following the month in which the Closing occurred. For purposes of this Section 5.11(b)(ii), a claim is deemed incurred: (i) in the case of a claim for medical or dental benefits, when the services are performed, the supplies are provided or medication is prescribed, and not when the condition at issue arose; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; and (iv)
in the case of workers compensation benefits, when the event giving rise to the benefits occurs. All vacation, sickness, leave, and personal days accrued by the
Canada Transferred Employees prior to the Closing Date shall be honored by
Purchaser and/or its Subsidiaries unless the cash value of such vacation, sickness, leave and personal days is paid to such Canada Transferred Employee.

          (c) Asia

               (i) Purchaser shall offer, or cause to be offered, each of the
Business Employees employed by Thomson Hong Kong, Thomson Shenzhen and Thomson
Malaysia on the Closing Date and set forth on Schedule 3.17(a) of the Business
Disclosure Schedule (the Business Employees who accept such offer are referred to collectively as the "Asian Transferred Employees") employment by Purchaser or a Subsidiary thereof on the Closing Date on wage, bonus and other terms and conditions which are no less favorable than those provided by the applicable
Thomson Accessories Entity on the date of the offer (the "Current Terms"). If, instead of establishing an entity in any applicable jurisdiction, Purchaser engages any third-party employment service provider in connection with the employment of any Asian Transferred Employee, Purchaser shall execute any agreement or other document necessary to comply with any applicable Law and the provisions of this Section 5.11(c).

               (ii) Not less than fifteen (15) days before the Closing Date (or such longer period as may be required under applicable Law or under their contracts of employment set forth on Section 3.17(c) of the Business Disclosure
Schedule), Thomson and the Purchaser will jointly inform each of the Asian
Transferred Employees in writing of the sale of the business hereby agreed and will issue a joint letter in substantially the form attached as Exhibit F-1,
F-2, and F-3 to each Asian Transferred Employee giving notice that his or her employment with Thomson will end and containing an offer by the Purchaser of employment of such employee on terms and conditions no less favorable than the
Current Terms.

               (iii) With respect to each Business Employee set forth on
Schedule G, the Parties agree that they shall cooperate to offer employment to such Business Employee on the terms and conditions set forth on Schedule G with respect to such Business Employee.

                                       34

          (d) If any Business Employee ceases to be employed by the Thomson
Accessories Entities prior to Closing, Thomson shall have no obligation to replace such individual.

          (e) Nothing in this Section 5.11 is intended prior to Closing to alter the terms and conditions or character of any existing employment relationship between any Thomson Accessories Entity or Thomson or any of its Affiliates, on
the one hand, and any Business Employee, on the other hand.

     Section 5.12 Post-Closing Assistance.

          (a) Purchaser and Thomson shall cooperate with each other, and shall cause their Representatives to cooperate with each other for a period of 180 days after the Closing to ensure the orderly transition of each of U.S. NewCo, the Transferred Assets and Transferred Liabilities from Thomson to Purchaser and to minimize any disruption to the respective businesses of Thomson and Purchaser that might result from, the Contemplated Transactions.

          (b) After the Closing, upon reasonable notice, Purchaser and Thomson shall furnish or cause to be furnished to each other and their Representatives reasonable access, during normal business hours, to such information and assistance relating to U.S. NewCo, the formation of U.S. NewCo, the U.S.
Restructuring, the Transferred Operations, Transferred Assets and Transferred
Liabilities, the Thomson Accessories Entities and the Business as is reasonably necessary for financial reporting and accounting matters, or the defense or prosecution of any litigation, arbitration or other dispute, or the preparation and filing of any Tax Returns, or complying with such Party's obligations under any audit request, subpoena or other investigative demand or the defense of any
Tax audit, claim or assessment, or complying with obligations to provide customers with certain information relating to its account or any dispute related thereto, or complying with such Party's obligations under federal or foreign securities laws. Each Party shall make its Representatives (including, on the part of Purchaser, any Transferred Employees) available to the other
Party to provide such reasonably requested information and assistance
(including, if the employees that were principally responsible for preparing the financial statements of the Business are not employed by Purchaser, providing to
Purchaser's auditors a management representation letter in form and substance reasonably acceptable to Thomson and Purchaser's auditors). Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.12. Neither Party shall be required by this Section 5.12(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or result in any actual or potential breach of the Law or give rise to any other actual or potential compliance concern.

          (c) If Purchaser or its Subsidiaries receive payment on any of the accounts receivable of the Business retained by Thomson, or Thomson or its
Subsidiaries receive payment of any of the accounts receivable of the Business not retained by Thomson or otherwise related to the Business after Closing,
Purchaser or Thomson, as applicable, shall, or shall cause its Subsidiary, as applicable, as soon as reasonably practicable to: (i) make payment of such funds to the bank account designated by such other Party from time to time and (ii)
inform in writing the representative designated by such other Party of the amount and payor of the receivable to be transferred.

                                       35

          (d) If either Party shall, from time to time, identify any Transferred
Asset that was not transferred, or any asset which was not listed as a
Transferred Asset but was transferred to Purchaser, each at the time of Closing, the Parties shall use reasonable best efforts to transfer those assets after
Closing.

          (e) As soon as reasonably practical after the Closing Date, Thomson shall deliver or cause to be delivered to Purchaser all agreements, documents, books, records and files, including records and files stored on computer discs or tapes or any other storage medium (collectively, "Records") in the possession of Thomson primarily relating to the operations of U.S. NewCo and the
Transferred Assets; provided, however, that:

               (i) Purchaser recognizes that certain Records may relate to
Thomson or to Subsidiaries, divisions or assets of Thomson other than U.S. NewCo and the Transferred Assets and that Thomson may retain such Records and shall provide copies of the relevant portions thereof to Purchaser;

               (ii) Thomson may retain (and not provide copies of) all Records prepared in connection with the sale of U.S. NewCo and the Transferred Assets, including bids received from other parties and analyses relating to the
Business; and

               (iii) Thomson may retain any Tax Returns and Purchaser shall be provided with copies of such Tax Returns only to the extent that they relate to separate Tax Returns or separate Tax liability of U.S. NewCo.

     Section 5.13 Warranty Returns and Replacements.

          (a) No later than 120 days after the Closing Date, (i) Thomson shall reimburse Purchaser for the amount, if any, by which (x) the amount charged by distributors and customers to Purchaser (or its Affiliates) (including as a result of set-offs against amounts due to Purchaser and its Affiliates) for the return or replacement of Accessories Products or Purchaser's replacement cost of such Accessories Products, in each case pursuant to Thomson's warranties for such products, which claims for returns or replacements are made during the period from the Closing Date to the date that is ninety (90) days after the
Closing Date (the "Warranty Period") exceeds (y) the Warranty Reserve on the
Closing Balance Sheet or (ii) Purchaser shall reimburse Thomson for the lesser of (1) the amount, if any, by which the Warranty Reserve exceeds the aggregate amount calculated pursuant to Section 5.13(a)(x), and (2) the amount, if any, charged by distributors and customers to Thomson (or its Affiliates)(including as a result of set-offs against amounts due to Thomson and its Affiliates) for the return or replacement of Accessories Products pursuant to Thomson's warranties for such products, which claims are made during the Warranty Period.

          (b) No later than 300 days after the Closing Date, Purchaser shall reimburse Thomson for the amount charged by distributors and customers to
Thomson (or its Affiliates) (including as a result of set-offs against amounts due to Thomson and its Affiliates) for the return or replacement of Accessories
Products or Thomson's replacement cost of such Accessories Products, in each case pursuant to Thomson's warranties for such products, which claims for returns or replacements are made during the period from the date that is the ninety-first day (91st)

                                       36

day after the Closing Date to the date that is six (6) months after the Closing
Date (the "Post Warranty Period").

          (c) Purchaser agrees that returns or replacements for the purposes of stock balancing and returns or replacements for any purposes other than bona fide warranty claims shall not apply to paragraphs (a) and (b) above and agrees not to invite any customer or distributor to engage in such practices, but shall carry on the warranty return policy of the Business in the ordinary course consistent with past practice.

          (d) Within fifteen (15) days following the end of the Warranty Period, each Party (the "Reporting Party") shall furnish the other Party with a written report, or an electronic version of such report (each such report, a "Warranty
Report"), if available, in a form mutually agreed upon by the Parties, specifying the number of units of each model of Accessories Product for which the Reporting Party and its Affiliates were charged by distributors and/or customers, during the Warranty Period, for the return or replacement thereof, or for which the Reporting Party or any of its Affiliates incurred replacements costs, separated by SKU and the applicable distributor/customer and indicating for each the reason for the return or replacement, the amounts paid to the distributor or customer and the replacement costs incurred.

          (e) Within fifteen (15) days following the end of the Post Warranty
Period, Thomson shall furnish Purchaser with a written report, or an electronic version of such report, if available, in a form mutually agreed upon by the
Parties, specifying the number of units of each model of Accessories Product for which Thomson and its Affiliates were charged by distributors and/or customers, during the Post Warranty Period, for the return or replacement thereof, or for which Thomson or any of its Affiliates incurred replacements costs, separated by
SKU and the applicable distributor/customer and indicating for each the reason for the return or replacement, the amounts paid to the distributor or customer and the replacement costs incurred.

          (f) Each Party shall keep, and cause its Affiliates to keep, separate, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of the amounts paid and the reports provided under this Section 5.13. Each Party shall permit, and shall cause its Affiliates to permit, during usual business hours and upon reasonable advance notice, the other Party or its duly authorized representatives adequately to inspect the same following the Warranty Period or the Post Warranty Period, as the case may be. In the event that such an inspection reveals an underpayment, the other Party shall immediately remit payment in the amount of the underpayment. A Party may dispute any amount or data contained in the Reporting Party's report required to be furnished pursuant to this Section 5.13. In the event of a dispute the Parties shall follow the procedures set forth in Section 2.6(f) with the reference to the phrase "the
Closing Balance Sheet or the Closing Vacation Schedule or in the Net Working
Capital calculation" deemed to be replaced by a reference to the applicable
Warranty Report. All records, files and books required to be maintained under this Section 5.13 shall be retained for at least two (2) years after the end of the Post Warranty Period.

          (g) Within fifteen (15) days after each month of the Warranty Period and the Post Warranty Period, each of Purchaser and Thomson, shall, as applicable, deliver to the other an aggregate summary report of the amount charged by distributors and customers to such Party (or

                                       37

its Affiliates) (including as a result of set-offs against amounts due to such
Party and its Affiliates) for the return or replacement of Accessories Products to such Party or such Party's replacement cost of such Accessories Products in the prior month. Within fifteen (15) days after each month of the Post Warranty
Period, Thomson shall deliver to the Purchaser an aggregate summary report of the amount charged by distributors and customers to Thomson (or its Affiliates)
(including as a result of set-offs against amounts due to such Party and its
Affiliates) for the return or replacement of Accessories Products to Thomson or
Thomson's replacement cost of such Accessories Products in the prior month.

     Section 5.14 Noncompetition Agreement.

          (a) During the period commencing with the Closing Date and ending on the first anniversary of the Closing Date (the "Noncompetition Period"), Thomson
shall not and shall cause its Subsidiaries and Affiliates to not engage in any
"Competitive Activity" (as such term is defined below) anywhere in North America or South America.

          (b) "Competitive Activity" shall mean engaging in the manufacture, marketing, sale or distribution of Accessory Products ("Competing Products").
For the purpose of this Section 5.14 only, the term "Accessory Products" shall mean such term as defined in Exhibit 2 of the RCA Trademark Assignment
Agreement.

          (c) Notwithstanding the foregoing or any other provision in this
Agreement or any other Transaction Agreement to the contrary: (A) the licensing by Thomson or its Affiliates of Intellectual Property to Affiliates or unrelated third parties for the design, manufacture, marketing, sale or distribution of
Accessory Products or otherwise shall be deemed to not be a Competitive Activity and shall not otherwise be prohibited or limited in any manner by reason of this
Agreement or the other Transaction Agreements; (B) in the event that after the date hereof, any Person or group acquires control of Thomson, such Person's or group's Affiliates shall be deemed not to be Affiliates of Thomson for the purposes of this Section 5.14 and as such the activities of such Person or group and their Affiliates shall be deemed to not be a Competitive Activity and shall not otherwise be prohibited or limited in any manner by reason of this Agreement or the other Transaction Agreements; and (C) the sale of Accessories Products by
Thomson in Chile and Mexico, including Thomson acting as a distributor for
Purchaser in Chile and Mexico as contemplated hereby shall be deemed to not be a
Competitive Activity and shall not otherwise be prohibited or limited in any manner by reason of this Agreement or the other Transaction Agreements.

          (d) Notwithstanding the foregoing or any other provision in this
Agreement or any other Transaction Agreement to the contrary, the following shall not constitute Competing Products:

          (i)    (A) mobile, corded and cordless telephones, VoIP products, any other product that includes telephonic or voice communication technology or features, and any accessories designed or
                 marketed for use in conjunction with mobile, corded and
                 cordless telephones, or VoIP products; (B) wired or wireless headsets; microphones or speakers for use with telephones and
                 VoIP products; keyboards, mice and other human interface
                 products; (C)

                                       38

                 GPS or other navigation products; or (D) home monitoring and security automation products and systems (including sensors and security cameras); (E) personal health products; or (F)
                 appliances and housewares (including refrigerators, microwaves, and dishwashers);

          (ii)   cables, connectors and other wired or wireless interconnect products that are (A) specifically designed and marketed for use with (or to retrofit) a specific model or models of any products that are not Competing Products, and which accessories are not marketed as being compatible with other products
                 (provided that, for avoidance of doubt, marketing of
                 compatibility with industry standards and protocols is not precluded); and (B) bundled together or packaged with any
                 product that is not a Competing Product at the time of their retail sale (including remote controls) and replacements, which are not generally marketed to the public;

          (iii)  modulators/demodulators, hubs, routers, switches, gateways, or any product that tunes, receives, captures, records, stores, processes, edits, distributes, plays back, renders, projects or displays data or media retrieved over a wired or wireless
                 network (including media streaming products such as IP radios), and other networking products (including the Media Bridge
                 product);

          (iv)   any product associated with satellite television reception, including satellite dishes, low noise blocks (LNBs), frequency translation modules (FTMs) and satellite channel routers
                 (SCRs);

          (v)    all products (A) sold or distributed to OEMs, network operators or content providers (including remote control products); (B)
                 designed or manufactured for OEMs, network operators or content providers (whether sold or distributed at retail or to OEMs, network operators or content providers) (including remote
                 control products); or (C) developed, produced, sold or marketed by Thomson's business units other than the Business for use in the office or the home office market;

          (vi)   all products designed, manufactured, marketed, sold or
                 distributed for the commercial, professional, educational or government markets;

          (vii)  any content and any product which has as its primary function the sale or distribution of audio, video, audio/video or other content, whether sold or distributed on physical media or
                 electronically (for example, without limitation, compact disc, video cassette and DVD);

          (viii) any product that is used, sold or distributed in connection with the provision of a service as part of the service
                 provided;

                                       39

          (ix)   any product that may include functions or apparatus that if such functions or apparatus were sold or distributed separately on a standalone basis would constitute a Competing Product, as long as the marketing of such product is not primarily based on such function or apparatus that would constitute a Competing
                 Product;

          (x)    any pre-recorded, recordable or re-writable media;

          (xi)   any product based on Gyration's proprietary gyroscope
                 technology; or

          (xii)  any set top box.

          (e) Notwithstanding the foregoing and for purposes of clarification, the provisions of this Section 5.14 shall not prevent Thomson or any of its
Subsidiaries from: (i) beneficially owning up to five percent (5%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any entity having securities listed on the New York Stock Exchange, the American
Stock Exchange or Nasdaq or listed or traded on any non-U.S. stock exchange of quotation service of similar standing, including, without limitation, the
Euronext N.V.; and (ii) acquiring any assets used in, or Person engaged in, any
Competitive Activity, provided that (A) such Competitive Activity does not represent in the aggregate in excess of ten percent (10%) of the profits derived from such assets or Person, or (B) if such Competitive Activity does represent in excess of ten percent (10%) of the profits derived from such Person or assets, such Person ceases or limits its conduct of the Competitive Activity, including by selling all or any portion of the business or assets relating to the Competitive Activity, within six (6) months of the closing date on which
Thomson or its Subsidiary acquired its ownership interest in the Person or assets. Nothing contained herein shall prevent Thomson or any of its
Subsidiaries from engaging in any activity other than the Competitive
Activities.

          (f) It is the understanding of the Parties that the scope of the covenants contained in this Section 5.14, both as to time and area covered, are necessary to protect the rights of Purchaser and the goodwill that is a part of the business to be acquired by Purchaser pursuant to this Agreement. It is the
Parties' intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in reach of these covenants. These covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in this Section 5.14 shall be deemed, and shall be construed as separate and independent agreements between Purchaser, on the one hand, and Thomson on the other. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void or unenforceable provisions were omitted.

          (g) The Parties agree that the covenants of Thomson not to compete contained in this Section 5.14 may be assigned by Purchaser to any Person to whom may be transferred the

                                       40

Business (as acquired by Purchaser under this Agreement) by the sale or transfer of all or substantially all the assets of the Business or otherwise. It is the
Parties' intention that these covenants of Thomson shall inure to the benefit of any Person that may succeed to the Business (as acquired by Purchaser under this
Agreement) with the same force and effect as if these covenants were made directly with such successor.

     Section 5.15 Non-Solicitation of Employees. Except as expressly set forth in Section 5.11, each Party agrees that for a period of twelve (12) months from the date hereof, such Party shall not, either directly or indirectly, attempt to solicit, induce, recruit or encourage any of the other Party's (or its
Subsidiaries') employees to leave their employment, or otherwise take away such employees, either for itself or for any other person or entity, provided that neither Party shall be restricted in any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at the other Party's (or its
Subsidiaries') employees, and provided further that no Party shall be restricted in hiring any such person who responds to any such general solicitation or public advertising on his or her own initiative and without solicitation by such
Party in contravention of the above restriction.

     Section 5.16 Confidentiality.

          (a) For the avoidance of doubt, as set forth in Section 9.6, the
Parties acknowledge and agree that, up to the Closing, any information provided or exchanged in connection with this Agreement and/or the negotiation of the
Contemplated Transactions shall be governed by the Confidentiality Agreement.

          (b) Within sixty (60) days after the Closing Date, Purchaser shall certify that it has returned to Thomson, or destroyed, all Evaluation Material
(as defined in the Confidentiality Agreement) that does not relate to the
Business (the "Non-Business Information"). To the extent that, notwithstanding the foregoing certification, Purchaser or any of its Affiliates retains any
Non-Business Information, such Non-Business Information shall be protected as provided in the Confidentiality Agreement up to the Closing and, from and for a period of (2) years after the Closing, Purchaser shall, and shall cause its
Affiliates to, (i) treat and hold as confidential all such information and materials and (ii) refrain from using and disclosing such information and materials.

          (c) From and for a period of two (2) years after the Closing,
Purchaser and Thomson shall, and shall cause their Affiliates to, (i) treat and hold as confidential any proprietary information provided or exchanged in connection with this Agreement and/or the negotiation of the Contemplated
Transactions relating to both the Business and any other business or activities of Thomson and/or any of its Affiliates (the "Shared Confidential Information")
and (ii) refrain from using and disclosing the Shared Confidential Information except to the extent in connection with its obligations under this Agreement or to the extent reasonably necessary to operate their respective businesses (which disclosures shall be subject to reasonably appropriate restrictions on further use and disclosure). Shared Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Party or any of its Affiliates,
(b) is or becomes available to a Party or any of its Affiliates on a non-confidential basis from a

                                       41

source other than the other Party and its Affiliates, provided that such Party or its Affiliate (as applicable) is not aware that such source is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any of its Affiliates, or
(c) is independently developed by a Party or any of its Affiliates without use of any Shared Confidential Information or violation of any obligation hereunder, as evidenced by such Party's or its Affiliates' (as applicable) contemporaneous written records.

          (d) From and for a period of two (2) years after the Closing, Thomson shall, and shall cause its Affiliates to, (i) treat and hold as confidential any proprietary information provided or exchanged in connection with this Agreement and/or the negotiation of the Contemplated Transactions relating exclusively to the Business (the "Business Confidential Information") and (ii) refrain from using and disclosing the Business Confidential Information except to the extent in connection with its obligations under this Agreement. Business Confidential
Information shall not include information which (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by
Thomson or any of its Affiliates, (b) is or becomes available to Thomson or any of its Affiliates on a non-confidential basis from a source other than the
Purchaser or any of its Affiliates, provided that Thomson or its Affiliate (as applicable) is not aware that such source is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Purchaser or any of its Affiliates, or (c) is
independently developed by Thomson or any of its Affiliates without use of any
Business Confidential Information or violation of any obligation hereunder, as evidenced by Thomson's or its Affiliates' (as applicable) contemporaneous written records.

          (e) The Parties acknowledge and agree that the terms and conditions of this Agreement and the Ancillary Agreements may be disclosed in accordance with subpart (ii) of Section 5.16(f) below in connection with Purchaser's filings with the Unites States Securities and Exchange Commission. Otherwise and until disclosure of the relevant information is validly made pursuant to this Section
5.16, each Party will not, and will cause its Affiliates not to, at any time, disclose, directly or indirectly, any of the terms or conditions of this
Agreement or any Ancillary Agreement unless permitted under Section 5.16(f).

          (f) Notwithstanding the foregoing, each Party may disclose the terms and conditions of this Agreement or any Ancillary Agreement, or the confidential information referred to in paragraphs (b), (c) or (d) above: (i) to the extent permitted with the other Party's prior written consent; (ii) to the extent such disclosure is reasonably determined by such Party to be required by applicable
Law, regulation, legal process or stock exchange regulation, in which case the disclosing Party shall give the other Party to the extent practicable reasonable advance notice of any such required disclosure and the reasonably opportunity to consult with such Party in advance of the disclosure; (iii) to the extent reasonably necessary in connection with the enforcement of its rights or satisfaction of its obligations hereunder; or (iv) in confidence to legal counsel, accountants and their advisors. Further, either Party may disclose the terms and conditions of this Agreement and/or any Ancillary Agreement, and/or the confidential information referred to in paragraph (c), in confidence to banks, financing sources, bona fide prospective merger or acquisition partners and their advisors.

                                       42

     Section 5.17 Asset Transfer Agreements.

          (a) Canada. At the Closing, Thomson Canada and Audiovox Canada Ltd.
shall enter into the Asset Transfer Agreement (Canada) in the form attached hereto as Exhibit A-2 (the terms of which are incorporated by reference herein)
and cause the transfer of the Transferred Assets (Canada) to, and the assumption of the Transferred Liabilities (Canada) by, Audiovox Canada Ltd.

          (b) EAP. At the Closing, European Audio Products (HK) Ltd. and a
wholly owned Subsidiary of Purchaser organized under the law of Hong Kong or
Malaysia shall enter into the Asset Transfer Agreement (EAP) in the form attached hereto as Exhibit A-3.1 (the terms of which are incorporated by reference herein), with only those changes that are required under the law of
Hong Kong or Malaysia to effect such transfers, and cause the transfer of the
Transferred Assets (EAP) to, and the assumption of the Transferred Liabilities
(EAP) by, such wholly owned Subsidiary of Purchaser.

          (c) Malaysia. At the Closing, Thomson Kulim Sdn. Bhd. and a wholly owned Subsidiary of Purchaser organized under the law of Malaysia shall enter into the Asset Transfer Agreement (Malaysia) in the form attached hereto as
Exhibit A-3.2 (the terms of which are incorporated by reference herein), with only those changes that are required under the law of Malaysia to effect such transfers, and cause the transfer of the Transferred Assets (Malaysia) to, and the assumption of the Transferred Liabilities (Malaysia) by, such wholly owned
Subsidiary of Purchaser.

          (d) Hong Kong and Shenzhen. At the Closing, the office furniture
(i.e., desks and chairs) and the personal computers, if any, owned by Thomson and currently used primarily by the Asian Transferred Employees at the offices of Thomson Industry (Shenzhen) Co. Ltd. and Thomson Hong Kong Holdings Ltd. will be transferred to Purchaser pursuant hereto and the parties will enter into appropriate transfer documents, if necessary to effectuate such Transfer. The
Parties agree that failure of the Parties to transfer such office equipment at the Closing will not delay the Closing of the other transactions contemplated hereby and, if such failure shall occur, such office equipment will be transferred as soon as practicable after the Closing.

     Section 5.18 Accessory Products Filings. The Parties agree to cooperate reasonably with each other to identify the Accessory Products Filings (as defined in the RCA Trademark Assignment Agreement) for inclusion into Exhibit 6 of the RCA Trademark Assignment Agreement prior to the Closing Date. To the extent that there is any good faith disagreement regarding whether a specific registration or application is an Accessory Products Filing, and such disagreement cannot be resolved prior to the Closing Date, the Parties agree to resolve such disagreement as soon as practicable following the Closing Date.
Nothing herein shall be construed to prohibit or prevent Purchaser from identifying any registration or application as an Accessory Products Filing at any time after the Closing Date, it being understood that Thomson has the right to disagree as to whether such newly identified registration or application is actually an Accessory Products Filing.

     Section 5.19 Open Sales Order Schedule. Within one day after the first
Business Day following the Closing Date, Thomson will deliver to Purchaser a list of all open sales orders and

                                       43

back orders relating to the Business as of the Closing Date (or, if the Closing
Date is not a Business Day, the first Business Day thereafter), in either electronic or written format, identifying each customer, item, pricing, quantity and the location to which the product is being shipped. On the Closing Date,
Thomson will deliver to Purchaser a list of all open purchase orders and carryover orders relating to the Business as of the Closing Date, in either electronic or written format, identifying each vendor, address of each vendor, item description, quantity and price.

     Section 5.20 Accessories Inventory at Distributors and Manufacturers.
Within six (6) months after Closing, Purchaser shall purchase from Thomson all inventories of Accessories Products that are in original packaging and are repurchased by Thomson under the terms of the Buyback Agreements; provided that such repurchases shall not apply as returns or cost of replacements of
Accessories Products pursuant to Thomson's warranties pursuant to Section 5.13.
Such purchases by Purchaser shall be at the full cost incurred by Thomson for such repurchases.

     Section 5.21 Certain Inventory.

          (a) With respect to the Canadian finished good inventory of "GE"
branded Accessories Products, and pending purchase orders therefor, purchased by
Audiovox Canada Ltd. pursuant to the Asset Transfer Agreement (Canada),
Purchaser is hereby appointed as Thomson Canada's and its Affiliates' authorized distributor and reseller with respect to such inventory and Purchaser covenants and agrees that it will, and will cause Audiovox Canada Ltd. to, only resell such inventory in the form packaged and provided by Thomson Canada and/or its
Affiliates and will not otherwise engage in any use of any "GE" trademark unless separately licensed. Returns and replacements by customers and distributors of the Business's inventory of "GE" branded Accessories Products located in Canada have been taken into account in determining the level of the Warranty Reserve.

          (b) With respect to the U.S. and Canadian finished good inventory of
"Gyration" branded Accessories Products, and pending purchase orders therefor, pursuant to any of the Asset Transfer Agreements, Purchaser is hereby appointed as Thomson's and its Affiliates' authorized distributor and reseller with respect to such inventory and Purchaser covenants and agrees that it will, and will cause its Affiliates to, only resell such inventory in the form packaged and provided by Thomson and/or its Affiliates and will not otherwise engage in any use of any "Gyration" trademark unless separately licensed. Returns and replacements by customers and distributors of the Business' inventory of
"Gyration" branded Accessories Products located in the U.S. and Canada have been taken into account in determining the level of the Warranty Reserve.

     Section 5.22 Distribution Agreements. The Parties shall negotiate in good faith to enter into distribution agreements on or prior to Closing for the territories of Mexico and Chile pursuant to which Thomson shall act as the exclusive authorized distributor of Purchaser for Accessories Products in such territories, and which distribution agreements will permit Thomson to sell its remaining Accessories Products Inventory in Mexico and Chile, as those
Inventories are not being transferred.

                                       44

     Section 5.23 Trademark Filings. Notwithstanding anything to the contrary in any of the Ancillary Agreements:

          (a) With respect to any Non-Thomson Filings for which Thomson or its
Affiliate has, prior to the date hereof, initiated the process of (i) updating the record ownership to reflect Thomson or its Affiliate as the record owner, and (ii) updating the chain of title with respect to any unreleased security interests (in each case with respect to clauses (i) and (ii) as indicated in
Section 3.15(a) of the Business Disclosure Schedule as "in progress" and under
Section 3.15(b) of the Business Disclosure Schedule), Thomson shall complete such updates as soon as practicable and at its own cost and expense.

          (b) With respect to all other Non-Thomson Filings, at the request of
Purchaser at any time on or after the Closing, Thomson shall cooperate with
Purchaser and use reasonable efforts to file and record all necessary documents to update the record ownership of such Non-Thomson Filings to reflect Thomson or its Affiliate as the record owner.

               (i) With respect to any fees payable to applicable trademark registries or authorities in connection with such filings under this Section
5.23(b): (A) Thomson shall pay all such fees with respect to Mixed Filings (as defined in the RCA Trademark Assignment Agreement); (B) Purchaser shall pay all such fees with respect to Accessory Products Filings (as defined in the RCA
Trademark Assignment Agreement); and (C) Purchaser shall pay all such fees with respect to the Recoton Marks and Recoton Marks (Other Fields).

               (ii) In the event that Thomson or its Affiliate engages outside legal counsel in connection with such filings under this Section 5.23(b),
Purchaser shall reimburse Thomson or its Affiliate for reasonable fees incurred by Thomson or its Affiliate for services rendered by such outside counsel directly in connection with such filings only if such outside counsel has been mutually agreed by the Parties (which agreement shall not be unreasonably withheld or delayed). For the avoidance of any doubt, Purchaser shall not be obligated to pay any fees for any outside counsel engaged by Thomson or its
Affiliate, which counsel has not be mutually agreed hereunder.

               (iii) With respect to Non-Thomson Filings for the Recoton Marks and the Recoton Marks (Other Fields) under this Section 5.23(b), Purchaser shall have the option, but not the obligation, on its own to file and record all necessary documents to update the record ownership of such Non-Thomson Filings.
Thomson agrees to cooperate with Purchaser and agrees to provide all necessary documents to Purchaser in order for Purchaser to file for and complete such filings. Purchaser agrees to bear all costs and expenses for the filings made under this Section 5.23(b)(iii).

               (iv) For the avoidance of any doubt, in the event that Purchaser requests Thomson or one of its Affiliates, or Thomson or one of its Affiliates
is required, to file recordation of ownership or division or amendment with respect to a Non-Thomson Filing (that is not covered under Section 5.23(a)
above) under the RCA Trademark Assignment Agreement, Recoton Trademark
Assignment Agreement or Trademark Co-existence Agreement, then any update of ownership by Thomson or one of its Affiliates with respect to such Non-Thomson
Filing, and the rights and obligations of the Parties with respect thereto, shall be governed under

                                       45

this Section 5.23(b) without the need for Purchaser to separately request an update of record ownership.

               (v) For the avoidance of any doubt, in the event that Thomson or its Affiliate files and updates the record ownership of the Non-Thomson Filings on its own accord (and not upon the request of Purchaser), Purchaser shall have no obligation to pay for any costs or expenses associated with such filings.
Thomson agrees to use reasonable efforts to notify Purchaser in the event that
Thomson or its Affiliate makes any filing under this Section 5.23(b)(v).

          (c) For purposes hereof, "Non-Thomson Filings" shall mean any trademark registration or application for registration included in the RCA Marks
(as defined in the RCA Trademark Assignment Agreement), Recoton Marks and
Recoton Marks (Other Fields) for which Thomson or an Affiliate of Thomson is not the current owner of record.

     Section 5.24 Amendment or Waiver of Geise Non-Compete. At the Closing,
Thomson shall cause to be amended the Agreement and General Release between
Thomson Inc. and Conrad David Geise, or otherwise cause to be waived the non-competition provision of Section 14(b) of such Agreement and General
Release, to permit Conrad David Geise to enter into an unrestricted employment relationship with Purchaser in connection with the Contemplated Transactions.

     Section 5.25 RCA Filings in the U.S. and Canada. Notwithstanding anything to the contrary in any of the Ancillary Agreements:

          (a) With respect to Mixed Filings (as defined in the Trademark
Co-Existence Agreement) for the RCA Marks in the U.S. and Canada (the "U.S. &
Canadian Mixed Filings"), the Parties agree as follows: (i) the Parties shall reasonably cooperate, prior to and after Closing, in good faith to prepare all necessary documents required to divide or amend, as applicable, the U.S. &
Canadian Mixed Filings in order to effect the division of such Mixed Filings in their respective fields, it being understood that Purchaser shall first prepare such documents and neither Party shall unreasonably withhold or delay its consent with respect to such documents or any proposed modifications thereto;
and (ii) Thomson shall file such documents with the U.S. Patent and Trademark
Office and the Canadian Intellectual Property Office as soon as practicable following the Parties' agreement thereof, but in no event later than forty-five
(45) calendar days immediately following the Closing.

          (b) To the extent that there is no registration or application for the
RCA Marks covering Accessory Products (as defined in the RCA Trademark
Assignment Agreement) existing in the U.S. or in Canada (or if the existing registrations and/or applications cover some, but not all of Accessory Products
(as defined in the RCA Trademark Assignment Agreement)), Purchaser may file an application to cover such products in the U.S. and/or Canada at anytime on or after the Closing; provided that, with respecting any filing made within thirty
(30) days of the Closing Date, Purchaser shall provide notice of its intent to do so (together with a copy of the proposed filing) to Thomson no later than ten
(10) Business Days prior to such filing.

                                       46

          (c) Notwithstanding any other provisions of this Agreement or the
Ancillary Agreements, compliance with this Section 5.25 shall not be a condition to Closing of the Contemplated Transactions and the Parties agree that they shall be obligated to consummate the Closing of the Contemplated Transactions as otherwise provided in this Agreement whether the Parties have complied with this
Section 5.25 or not.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

     Section 6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the Contemplated Transactions shall be subject to the fulfillment on or before the Closing Date of the conditions that no proceeding shall have been commenced by any Governmental Authority against any Party seeking to restrain any material portion of the Contemplated
Transactions (it being understood that any trademark assignment or domain name assignment under this Agreement or any Ancillary Agreement is material), and there shall not be in effect any Law or Governmental Order directing that any material portion of the Contemplated Transactions not be consummated or which has the effect of rendering it unlawful to consummate any material portion of the Contemplated Transactions.

     Section 6.2 Additional Conditions to Obligations of Purchaser. The
obligations of Purchaser to effect the Contemplated Transactions shall be subject to the fulfillment on or before the Closing of each of the following conditions:

          (a) Representations and Warranties. (x) As of the Effective Date, the
representations and warranties of Thomson contained in this Agreement not modified by "materiality" or "material adverse effect" shall be true and correct in all material respects and the representations and warranties modified by
"materiality" or "material adverse effect" shall be true and correct in all respects and (y) as of the Closing Date (i) those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; and (ii) the other representations and warranties of Thomson shall be true and correct, with the same force and effect as if made on and as of the Closing Date (without giving effect to any limitation as to "materiality"
or "material adverse effect" set forth therein), in the aggregate, except (in each case of (i) and (ii)) where such failure to be so true and correct would not reasonably be expected to have a Business Material Adverse Effect, and
Purchaser shall have received a certificate to such effect signed by an executive officer of Thomson.

          (b) Agreements and Covenants. Thomson shall have performed or complied in all material respects with all agreements and covenants required by this
Agreement to be performed or complied with by it on or prior to the Closing
Date, and Purchaser shall have received a certificate to such effect signed by an executive officer of Thomson.

          (c) Absence of Material Adverse Effect. Since the date of the Interim
Balance Sheet, except as set forth in the Business Disclosure Schedule, there shall not have occurred a Business Material Adverse Effect.

                                       47

          (d) Ancillary Agreements. Purchaser shall have received duly executed counterparts by Thomson, RCA Trademark Management, U.S. NewCo or the appropriate
Thomson Accessories Entity, as applicable, of each of the Ancillary Agreements, and each of such Ancillary Agreements shall be in full force and effect.

          (e) U.S. Restructuring. Thomson Inc. and U.S. NewCo shall have effected the U.S. Restructuring.

          (f) Delivery of Equity Interests. Thomson shall have delivered, or caused to be delivered, the Equity Interests to Purchaser.

          (g) Liabilities. U.S. NewCo shall not be subject to, or bound by, any liability other than the Transferred Liabilities (U.S.).

     Section 6.3 Additional Conditions to Obligations of Thomson. The
obligations of Thomson to effect the Contemplated Transactions shall be subject to the fulfillment on or before the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except (i) for changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date)) with the same force and effect as if made on and as of the Closing Date, and Thomson shall have received a certificate to such effect signed by an executive officer of Purchaser.

          (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing
Date, and Thomson shall have received a certificate to such effect signed by an executive officer of Purchaser.

          (c) Ancillary Agreements. Thomson shall have received duly executed counterparts by Purchaser of each of the Ancillary Agreements, and each of such
Ancillary Agreements shall be in full force and effect.

          (d) Delivery of Purchase Price and Advance. Purchaser shall have delivered the Purchase Price as provided in Section 2.1 and the Advance.

                                   ARTICLE VII
                                   TERMINATION

     Section 7.1 Termination.

          (a) This Agreement may be terminated at any time prior to the Closing:

               (i) By the mutual written consent of Thomson and Purchaser;

                                       48

               (ii) Upon ten (10) days' prior written notice, by either Thomson, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred by February 2, 2007; provided that the right to terminate this
Agreement under this Section 7.1(a)(ii) shall not be available to any party that is in material breach of or default under this Agreement or whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

               (iii) Upon five (5) days' prior written notice, by either
Thomson, on the one hand, or Purchaser, on the other hand, in the event that any
Governmental Authority shall have issued an order, decree or ruling restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such order, decree or ruling shall have become final and non-appealable; or

               (iv) By either Party if the other Party has breached any of is representations, warranties or agreements hereunder, such breach would cause any conditions to Closing not to be satisfied, and such breach remains uncured for thirty (30) days after notice thereof has been delivered by the non-breaching
Party.

          (b) In the event of any termination pursuant to this Section 7.1:

               (i) Purchaser shall return or destroy, and shall cause its
Affiliates and Representatives to return or destroy, to Thomson all documents and other material received from Thomson or any of its Subsidiaries or any of their respective Representatives relating to the Contemplated Transactions, whether so obtained before or after the execution of this Agreement; and

               (ii) All confidential information received by Purchaser, its
Affiliates and their respective Representatives shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

     Section 7.2 Effect of Termination. Each Party's right of termination under
Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In the event of termination of this Agreement as provided in
Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (a) this Article VII, and Article
IX (Miscellaneous) shall survive any such termination and (b) nothing herein shall be deemed to release any Party from any liability for any breach by such
Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1 Survival.

          (a) The representations and warranties contained in this Agreement shall survive the Closing solely for the purposes of this Article VIII, and such representations and warranties

                                       49

shall terminate on the date that is fifteen (15) months after the Closing Date;
provided, however, that the representations and warranties contained in Sections
3.1 (Organization, etc.), 3.2 (Authorization; Enforceability), 3.5
(Capitalization and Voting Rights), 3.18 (Tax Returns, Payments and Elections)
and 3.23 (No Brokers) shall survive the Closing until thirty days after the expiration of the applicable statute of limitations period(s). Neither Purchaser nor Thomson shall have any liability whatsoever with respect to any such representations and warranties after such termination dates, except as provided in Section 8.1(b). The covenants and agreements (other than the representations and warranties) contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

          (b) Any representation or warranty that would otherwise terminate shall continue to survive in respect of all Losses with respect to which notice is given pursuant to this Agreement prior to the end of the applicable survival period set forth in Section 8.1(a) until the matter is finally resolved.

     Section 8.2 Indemnification.

          (a) Subject to Section 8.5, after the Closing, Purchaser, its
Subsidiaries, U.S. NewCo and their respective Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Thomson for any and all liabilities, losses, damages, debts, obligations, claims, costs or expenses, interest, awards, judgments, orders, fines and penalties (including reasonable attorneys' fees and expenses) actually suffered or incurred by them (a "Loss"), to the extent such Losses arise out of or result from or relate to:

               (i) the breach or inaccuracy of any representation or warranty made by Thomson contained in this Agreement or in any Ancillary Agreement other than the Transition Services Agreement (without taking into account any
"materiality" or "material adverse effect" modifiers therein; provided that this clause will not apply to Section 3.11);

               (ii) the breach or non-fulfillment of any covenant or agreement by Thomson contained in this Agreement or in any Ancillary Agreement other than the Transition Services Agreement;

               (iii) any Excluded Liabilities;

               (iv) the operation of the Business prior to the Closing (other than to the extent included in the Transferred Liabilities);

               (v) any claim made under the Bulk Sales Act (Ontario) by a creditor of the Purchaser or any of its Subsidiaries as at the time of Closing who has status to bring such claim as a result of non-compliance with such act in connection with the transfer of the Transferred Assets (Canada); or

               (vi) any non-compliance with section 6 of the Retail Sales Tax
Act (Ontario) and any equivalent or corresponding provisions contained in any similar legislation.

                                       50

          (b) Subject to Section 8.5, after the Closing, Thomson, its
Subsidiaries and their respective Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by
Purchaser for any and all Losses, to the extent such Losses arise out of or result from or relate to:

               (i) the breach or inaccuracy of any representation or warranty made by Purchaser contained in this Agreement or in any Ancillary Agreement other than the Transition Services Agreement (without taking into account any
"materiality" or "material adverse effect" modifiers therein);

               (ii) the breach or non-fulfillment of any covenant or agreement by Purchaser contained in this Agreement or in any Ancillary Agreement other than the Transition Services Agreement;

               (iii) any Transferred Liabilities; or

               (iv) the operation of the Business after the Closing to the extent related to the Equity Interests, Transferred Assets or Transferred
Liabilities.

          (c) Any Party seeking indemnification under this Section 8.2 (an
"Indemnified Party") shall as promptly as reasonably practicable give the Party from whom indemnification is being sought (an "Indemnifying Party") notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, provided that failure to give such notice shall not relieve the Indemnifying Party from liability hereunder except to the extent such failure results in a prejudice to the Indemnifying Party; provided, however, that this provision shall not apply to any notice delivered with respect to a representation or warranty that is delivered after the applicable survival period in Section 8.1(a).

          (d) The obligations and liabilities of an Indemnifying Party under this Section 8.2 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 8.2
("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) Business Days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.2 except to the extent the Indemnifying Party is materially prejudiced by such failure; and provided further, that, if the failure to provide such notice results in any Loss or any monetary detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise obligated to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment. The Indemnifying Party shall be entitled, but not obligated, to assume and control the defense of such Third
Party Claim at its expense if it gives notice of its intention to do so to the
Indemnified Party within 60 calendar days of the receipt of such notice from the
Indemnified Party; provided that the Indemnified Party shall be entitled to retain its own counsel at its expense; and provided,

                                       51

further, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the
Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, reasonably acceptable to Indemnifying Party, at the expense of the Indemnified Party (and any such reasonable attorney's fees and expenses would be considered a Loss to the extent provided by Section 8.2). If the Indemnifying Party does undertake the defense of such Third Party Claim, the
Indemnified Party shall be entitled to retain its own counsel (any reasonable fees and expenses of such counsel would be considered a Loss to the extent provided by Section 8.2). If the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party, directly or indirectly, is conducting the defense against any such Third Party Claim, the
Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, pertinent records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. Neither the Indemnifying Party nor the
Indemnified Party shall settle or compromise any Third Party Claim or consent to the entry of any judgment unless (i) the Indemnifying Party or the Indemnified
Party, as the case may be, is given an unconditional written release by the claimant or plaintiff from all liability in respect of such Third Party Claim,
(ii) such settlement, compromise or consent to the entry of judgment provides for monetary relief only, and (iii) the terms of the settlement would not result in any material adverse effect on such party's business or the business to be purchased pursuant to this Agreement. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party. The provisions of Section 8.3, and not this Section 8.2(d), shall apply with respect to Tax Claims.

     Section 8.3 Tax Indemnification.

          (a) Thomson and its Affiliates shall indemnify Purchaser and its
Affiliates (including U.S. NewCo) and hold them harmless from all Losses arising out of or resulting from (i) any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for any Taxes of U.S. NewCo for any period ending on or before the Closing Date (including the Pre-Closing
Period of any Straddle Period) and (ii) any breach of a representation set forth in Section 3.18 (Tax Returns, Payments and Elections). For the avoidance of doubt, such indemnification shall not be subject to the limitations of Section
8.5.

          (b) Notwithstanding the foregoing terms of Section 8.2 to the contrary, in the event that any Governmental Authority informs Thomson or any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, of any notice of a proposed audit or other dispute concerning an amount of Taxes with respect to which the other Party may incur liability hereunder, the Party so informed shall promptly (and in any case within ten (10)
days) notify the other Party of such matter, by facsimile or e-mail, confirmed by regular, first-class mail. Such notice shall contain factual information (to the extent known) describing any asserted

                                       52

Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Governmental Authority with respect to such matter. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to provide the Indemnifying Party prompt notice of such asserted Tax liability, then the Indemnifying Party shall not be liable to the
Indemnified Party to the extent that the Indemnifying Party is actually prejudiced as a result thereof.

          (c) Thomson shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes of U.S. NewCo ("Tax Claims") (i)
which relate to periods ending on or prior to the Closing Date, (ii) which relate to the Pre-Closing Portion of any Straddle Period provided that Purchaser may, at its own expense, participate in such Tax Claim, or (iii) with respect to which Thomson may reasonably be expected to indemnify Purchaser. Purchaser shall control any other Tax Claims. Subject to the preceding sentence, in the event that an adverse determination may result in each Party having a responsibility for any amount of Tax under this Article VIII, each Party shall be entitled to fully participate in that portion of the proceeding relating to the Taxes for which it may incur liability hereunder. Each Party shall, upon request, promptly provide to the other Party or its designated Affiliate powers of attorney or similar authorizations necessary to permit such other Party, it Affiliates and
Representatives to carry out the purposes of this Section 8.3(c). For purposes of this Section 8.3(c), the term "participate" shall include (i) participation in conferences, meetings or Proceedings with any Governmental Authority, the subject matter of which includes an item for which such Party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a Party may have liability hereunder, and (iii) with respect to matters described in the preceding clauses
(i) and (ii), participation in the submission and determination of the content of the documentation, protests, memoranda of fact and law and briefs, and the conduct of oral arguments and presentations.

          (d) Neither Purchaser nor Thomson shall agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may materially affect the liability for Taxes hereunder of the other
Party, without such other Party's consent, which consent shall not be unreasonably withheld or delayed; provided that use of losses or credits of any period ending on or before the Closing Date (including the Pre-Closing Portion of any Straddle Period) to offset liability for Taxes for any period ending on or before the Closing Date (including the Pre-Closing Portion of any Straddle
Period) shall not be considered to materially affect the liability for Taxes of
Purchaser.

     Section 8.4 Tax Treatment. Any payments under this Article VIII shall be treated by the Parties hereto for Federal, state and local income Tax purposes
(whether foreign or domestic) as a purchase price adjustment, except to the extent that a contrary treatment is required by applicable Law.

     Section 8.5 Limits on Indemnification.

          (a) No amount shall be payable by any Indemnifying Party pursuant to
Section 8.2(a)(i) unless the aggregate amount of Losses indemnifiable by such
Indemnifying

                                       53

Party under Section 8.2(a)(i) exceeds an amount equal to Six Hundred and Fifty
Thousand Dollars ($650,000.00) (and then only to the extent of such excess).

          (b) Notwithstanding anything to the contrary contained in this
Agreement, the maximum amount of aggregate indemnifiable Losses which may be recovered from Thomson pursuant to Section 8.2(a)(i), other than Losses for breaches of the representations under Sections 3.15(a) and (b), shall be an amount equal to Five Million Dollars ($5,000,000) (the "Indemnification Cap"),
provided that Losses for breaches under Sections 3.15(a) and (b) may be recovered up to an additional Ten Million Dollars ($10,000,000). The
Indemnification Cap and the other limitation on liability in the prior sentence shall not apply to any indemnification obligation resulting from fraud.

          (c) Notwithstanding anything to the contrary contained in this
Agreement, neither Party shall be liable to the other Party for any punitive or exemplary loss or damage arising out of this Agreement; provided, however, that this paragraph (c) shall not be construed to preclude recovery by an Indemnified
Party in respect of Losses directly incurred from Third Party Claims or for any consequential damages. The Parties shall mitigate their damages.

          (d) The amount of an Indemnifying Party's liability under this
Agreement shall be net of any applicable insurance proceeds actually received by, and that actually reduces the overall impact of the Losses upon, such
Indemnified Party.

          (e) In no event shall an Indemnifying Party be liable for any breach or inaccuracy of a representation or warranty or breach or non-fulfillment of any covenant under this Agreement or any Ancillary Agreement if and to the extent that the Indemnified Party's Losses arising from such breach, inaccuracy, or non-fulfillment were covered by the Purchase Price Adjustment in Section 2.6.

     Section 8.6 Indemnification as Exclusive Remedy. Subject to the limitations set forth in this Article VIII, (a) the indemnification provided in Section
8.2(a) shall be Purchaser's exclusive remedy for any breach by Thomson of any representation, warranty or covenant contained herein and (b) the indemnification provided in Section 8.2(b) shall be Thomson's exclusive remedy for any breach by Purchaser of any representation, warranty or covenant contained herein, except in each case with respect to fraud. Notwithstanding the preceding sentence, each of the Parties acknowledges and agrees that the other
Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Party hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the Parties, in addition to any other remedy to which they may be entitled at law or in equity.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1 Entire Agreement. This Agreement (including the Schedules and
Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement and
the documents referred

                                       54

to herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

     Section 9.2 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York
(including Section 5-1401 of the General Obligations Law), without regard to the conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction.

     Section 9.3 Dispute Resolution.

          (a) Exclusivity. Any controversy, claim or dispute arising out of or relating to this Agreement or any Ancillary Agreement or the breach or alleged breach thereof which does not involve claims by or against third parties (a
"Dispute") shall be resolved exclusively as provided in this Section 9.3.
However, nothing in this Section shall preclude either Party from seeking interim or provisional relief concerning the Dispute, including a temporary restraining order, a preliminary injunction or an order of attachment, at any time prior to or during Mediation or Arbitration. Any such interim or provisional relief must be brought in the courts located in New York County, New
York State. Each Party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.

          (b) Mediation. If a Dispute arises, the Parties shall first attempt in good faith to resolve it promptly by non-binding mediation in accordance with this paragraph (b) ("Mediation"). A Party may initiate Mediation by providing written notice (a "Dispute Notice") to the other Party setting forth in reasonable detail the nature of the Dispute and the relief sought. The other
Party will respond in writing (a "Response") within five (5) business days from the receipt of such Dispute Notice. The Parties shall mutually agree, as soon as practicable after the Response, to an independent third-party mediator, with appropriate experience and expertise, to assist in the Mediation. All matters relating to, and all communications, whether oral, written or electronic, in, any Mediation shall be non-binding and shall be confidential, and such communications in Mediation shall also be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The costs of
Mediation, including fees and expenses of mediators, shall be shared in equal measure by the Parties. The Parties shall bear their own legal fees, costs and expenses of Mediation.

          (c) No Obligation. Neither Party shall be obligated to continue to participate in Mediation if the Parties have not resolved the Dispute within thirty (30) calendar days after delivery of the Dispute Notice to the other
Party or such longer period as may be agreed by the Parties.

          (d) Arbitration. Arbitration of Disputes shall be administered by the
American Arbitration Association in accordance with its International
Arbitration Rules then in effect by three independent and impartial arbitrators
("Arbitration"). Upon and following the composition of the arbitration panel, the arbitrators shall be neutral and shall have no ex parte contact with the
Parties. The Arbitration shall be governed by the arbitral law of the State of
New York and discovery shall be permitted and governed in accordance with the
Federal Rules of Civil

                                       55

Procedure. This Agreement and its interpretation and validity shall be governed by the substantive law of the State of New York as set forth in Section 9.2 above. Judgment on the award rendered by the arbitrators may be entered, confirmed and enforced in any court having jurisdiction thereof. The language of the Arbitration shall be English. The place of the Arbitration shall be New
York, New York, and the award shall be deemed a United States award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards
of 1958 (the "New York Convention"). For purposes of the New York Convention, the relationship between the Parties is commercial in nature, and any disputes between the parties related to this contract shall be deemed commercial. All matters relating to, and all communications, whether oral, written or electronic, in, any Arbitration shall be confidential. The Parties shall bear their own legal fees, costs and expenses of Arbitration; provided, however, the arbitral panel in any Arbitration may award legal fees.

          (e) The Parties acknowledge and agree that in no event and under no circumstances, including any breach or dispute under this Agreement or in the
Ancillary Agreements, shall any court of law or other jurisdictional authority have the power or discretion to (i) rescind, unwind or otherwise re-transfer or require the re-transfer of any of the Transferred Marks (as defined in the RCA
Trademark Agreement), or any rights therein, from Purchaser to RCA Trademark
Management or (ii) transfer or require the transfer of any Retained Marks (as defined in the RCA Trademark Agreement), or any rights therein, from RCA
Trademark Management to Purchaser. Notwithstanding the foregoing, the re-transfer of individual Filings (as defined in the RCA Trademark Agreement)
that are erroneously or inappropriately transferred to or otherwise registered or obtained by a Party shall not be prohibited in this Section 9.3(e).

     Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), deposited with a reputable, established overnight courier service for delivery to the intended addressee against receipt, or sent by telecopy (confirmed by regular, first-class mail), to Thomson and Purchaser at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

     if to Thomson:                46, quai Alphonse Le Gallo
                                   92100 Boulogne-Billancourt
                                   Republic of France
                                   Attention: Secretaire General
                                   Fax: 331 4186 5859

     and a copy to:                Steven M. Glick, Esq.
                                   Senior Vice President
                                   and General Counsel, Americas
                                   2255 N. Ontario Street, Suite 100
                                   Burbank, CA 91504
                                   Fax: 818-260-3765

                                       56

     and a copy (which shall not
     constitute notice) to:        Robert S. Townsend, Esq.
                                   Morrison & Foerster LLP
                                   425 Market Street
                                   San Francisco, CA 94105
                                   Fax: 415-268-7522

     if to Purchaser:              Audiovox Corp.
                                   180 Marcus Boulevard
                                   Hauppauge, New York 11788
                                   Attention: Mike Stoehr,
                                   Senior Vice President/CFO
                                   Fax: 631-231-1370

     and a copy (which shall not
     constitute notice) to:        Robert S. Levy, Esq.
                                   Levy, Stopol & Camelo, LLP
                                   1425 Reckson Plaza
                                   Uniondale, NY 11556-1425
                                   Fax: 516-802-7008

     Section 9.5 Assignment.

          (a) Either Party shall have the right to assign this Agreement and all or any part of such Party's rights, interests or obligations hereunder to any
Affiliate of such Party, provided that such Party shall not be relieved of its obligations under this Agreement.

          (b) Thomson may assign this Agreement in connection with a merger or reorganization of Thomson with or into another person or the acquisition by such person of all or substantially all of the outstanding capital stock or assets of
Thomson; provided that no such assignment shall relieve Thomson (or its successor in the case of a merger) of any of its obligations or liabilities hereunder.

          (c) Any attempted or purported assignment of this Agreement which does not comply with this Section 9.5 shall be null and void, have no force or effect, and confer no rights upon any third parties. Subject to compliance with the provisions of this Section 9.5, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and transferees.

     Section 9.6 Confidentiality. Prior to the Closing, this Agreement is not intended to supersede or replace the Confidentiality Agreement. The
Confidentiality Agreement will survive the execution and delivery of this
Agreement and remain in full force and effect in accordance with its terms until the Closing and will terminate upon the Closing. Until the Closing, Purchaser will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement.

     Section 9.7 Materiality. As used in this Agreement, the term "material" and the concept of the "material" nature of an effect upon the Business shall be measured relative to the

                                       57

Business, taken as a whole, on the Effective Date and the Closing Date. The fact that there have been included in the schedules and may be included elsewhere in this Agreement items which are not "material" within the meaning of the immediately preceding sentence shall not be deemed to be an agreement by Thomson that such items are "material" or to further define the meaning of such terms for purposes of this Agreement.

     Section 9.8 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the
Contemplated Transactions without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, that a Party may, without the prior consent of the other Party, make such press release or public announcement as may be required by Law or any listing agreement with a securities exchange if it has used reasonable efforts to consult with the other Party.

     Section 9.9 Expenses. Irrespective of whether the Closing is effected, each
Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the other documents or agreements contemplated hereby, unless expressly stated otherwise in this Agreement.

     Section 9.10 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by each of the
Parties hereto. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

     Section 9.11 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     Section 9.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of Thomson and Purchaser and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other
Persons any rights or remedies hereunder except pursuant to Article VIII.

     Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts (by original or facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [signature page follows]

                                       58

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the
Effective Date.

THOMSON                                 AUDIOVOX CORPORATION

By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
Title:                                  Title:

                      SIGNATURE PAGE TO PURCHASE AGREEMENT

                                     ANNEX I
                                  DEFINED TERMS

     "Accounts Payable" means with respect to the Business, as such terms are used in the Business' accounting systems, trade accounts - current and advances received from customers.

     "Accessories Products" shall mean consumer electronics accessories products.

     "Accrued Vacation" shall have the meaning set forth in Section 2.6(b).

     "Action" shall mean any litigation, suit, proceeding or arbitration by or before any Governmental Authority.

     "Advance" shall have the meaning set forth in the RCA Trademark Assignment
Agreement.

     "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Agreement" shall have the meaning set forth in the Preamble.

     "Ancillary Agreement" shall mean the RCA Trademark Assignment Agreement,
Recoton Trademark Assignment Agreement, Domain Name Assignment Agreement, ETHC
Interest Assignment Agreement, Tora License Termination Agreement, Materials
Agreement, Transition Services Agreement, Trademark Co-Existence Agreement,
Asset Transfer Agreement (U.S.), Asset Transfer Agreement (Canada), Asset
Transfer Agreement (EAP), and the Asset Transfer Agreement (Malaysia).

     "Arbitration" shall have the meaning set forth in Section 9.3(d).

     "Asian Transferred Employees" shall have the meaning set forth in Section
5.11(c)(i).

     "Asset Transfer Agreement (Canada)" shall have the meaning set forth in
Recitals.

     "Asset Transfer Agreement (EAP)" shall have the meaning set forth in
Recitals.

     "Asset Transfer Agreement (Malaysia)" shall have the meaning set forth in
Recitals.

     "Asset Transfer Agreement (U.S.)" shall have the meaning set forth in
Recitals.

     "Asset Transfer Agreements" shall mean the Asset Transfer Agreement
(Canada), the Asset Transfer Agreement (EAP), the Asset Transfer Agreement
(Malaysia) and the Asset Transfer Agreement (U.S.).

     "Asset Transfers" shall mean the transfers of assets pursuant to the
Canadian Asset Sale, the EAP Asset Sale, and the Malaysian Asset Sale.

     "Bankruptcy Exception" means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally.

     "Business" shall mean the business of Thomson and its Affiliates of developing, marketing, manufacturing and selling Accessories Products; provided that, for the avoidance of doubt, the following are specifically excluded from the definition of "Business": (a) Thomson's Systems division (Grass Valley;
Access, Platforms and Gateways, and Connectivity) that is described in Thomson's
Annual Report on pages F-33 through F-39 of the Form 20-F for the fiscal year ended December 31, 2005, as amended (which pages are attached hereto as Exhibit
G) and which is not a part of the discontinued AVA business; (b) the after sales businesses which are shared by other Thomson businesses, including field service management, outsourced call center support, technical support, parts sales and fulfillment, warranty claims processing and service contract sales; (c) except for the Transferred Assets (Malaysia) and the Transferred Assets (EAP), all of
Thomson's operations, entities and assets relating to the Accessories Products in Asia, including the Dongguan and Batam manufacturing facilities, (d) all of
Thomson's operations, entities and assets relating to the Accessories Products in Europe, Mexico and Chile; (e) Accessories Products currently branded with the
GE Mark, (f) the business, assets and technology of Gyration, Inc.; (g) the
Intellectual Property of Thomson and its Subsidiaries not expressly assigned to
Purchaser pursuant to the Ancillary Agreements; and (h) the Excluded Assets.

     "Business Benefit Plans" shall have the meaning set forth in Section
3.16(a).

     "Business Confidential Information" shall have the meaning set forth in
Section 5.16(d).

     "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Los
Angeles, California, New York, New York or Paris, France.

     "Business Disclosure Schedule" shall have the meaning set forth in the
Preamble of Article III.

     "Business Employees" shall have the meaning set forth in Section 3.17(a).

     "Business Intellectual Property" shall mean the RCA Marks and Recoton
Marks.

     "Business Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts or development that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Business taken as a whole.
Notwithstanding the foregoing, none of the following changes, effects, events,

occurrences, states of facts or developments shall be deemed (either alone or in combination) to constitute a Business Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been a
Business Material Adverse Effect or whether a Business Material Adverse Effect would reasonably be expected to occur: changes, effects, events, occurrences, states of facts or developments (a) relating to or resulting from general market, economic or political conditions in the countries in which the Business is conducted, the global economy or capital or financial markets generally
(including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent to which such changes, effects, events, occurrences, states of facts and developments do not affect the Business disproportionately adversely compared to the effect they have generally on the market, (b) relating to or resulting from changes generally in the industry or markets in which the Business operates (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent to which such changes do not affect the Business disproportionately adversely compared to the effect they have generally on the market, (c), resulting from the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, (d) resulting from any actions taken by
Purchaser or its Affiliates after the Effective Date and prior to the Closing
Date, or (e) resulting from compliance by Thomson, the Business or U.S. NewCo with the terms of this Agreement, or (f) by reason of the fact that Purchaser has decided not to accept the agreements set forth in Schedule F that could otherwise be transferred to Purchaser pursuant to one of the Asset Transfer
Agreements as of the Closing but that Purchaser has determined it did not want to include in the Transferred Assets as of the Closing.

     "Business Registered Intellectual Property" shall have the meaning set forth in Section 3.15(a).

     "Buyback Agreements" shall have the meaning set forth in Section 3.21(c)

     "Canada Transferred Employees" shall have the meaning set forth in Section
5.11(b).

     "Canadian Asset Sale" shall have the meaning set forth in the Recitals.

     "Closing" shall have the meaning set forth in Section 2.3.

     "Closing Balance Sheet" shall have the meaning set forth in Section 2.6(c).

     "Closing Date" shall mean the date of the Closing.

     "Closing Dispute Notice" shall have the meaning set forth in Section
2.6(f).

     "Closing Vacation Accrual" shall have the meaning set forth in Section
2.6(d).

     "Closing Vacation Schedule" shall have the meaning set forth in Section
2.6(d).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Competing Products" shall have the meaning set forth in Section 5.14(b).

     "Competitive Activity" shall have the meaning set forth in Section 5.14(b).

     "Confidentiality Agreement" shall mean the Confidentiality Agreement dated
February 10, 2006 between Purchaser and Thomson, as amended from time to time.

     "Contemplated Transactions" shall mean the purchase and sale of the Equity
Interests and the other transactions expressly required to be performed by this
Agreement.

     "Contract" shall mean any written contract, lease, license or other agreement that is legally binding.

     "Copyrights" shall mean copyrights and all applications, registrations and renewals thereof.

     "Current Terms" shall have the meaning set forth in Section 5.11(c)(i).

     "Dispute" shall have the meaning set forth in Section 9.3(a).

     "Dispute Notice" shall have the meaning set forth in Section 9.3(b).

     "Domain Name Assignment Agreement" shall mean the Domain Name Assignment
Agreement in substantially the form set forth as Exhibit B-4 hereto.

     "EAP" shall have the meaning set forth in the Recitals.

     "EAP Asset Sale" shall have the meaning set forth in the Recitals.

     "Effective Date" shall have the meaning set forth in the Preamble.

     "Employment Agreements" shall have the meaning set forth in Section
3.17(c).

     "Environmental Approval" shall mean any permit, license, authorization or approval required under applicable Environmental Law with respect to the
Business.

     "Environmental Laws" shall mean all Governmental Orders and Laws enacted or otherwise created by any Governmental Authority that govern, regulate or otherwise affect the environment or the generation, handling, and disposal of
Hazardous Materials, including, but not limited to, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act,
the Federal Comprehensive Environmental Response, Compensation and Liability Act
as amended, the Federal Toxic Substances Control Act and their state counterparts.

     "Equity Interests" shall have the meaning set forth in the Recitals.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 3.16(a).

     "Estimated Net Working Capital" shall have the meaning set forth in Section
2.6(a).

     "Estimated Net Working Capital Statement" shall have the meaning set forth in Section 2.6(a).

     "Estimated Vacation Accrual" shall have the meaning set forth in Section
2.6(b).

     "Estimated Vacation Schedule" shall have the meaning set forth in Section
2.6(b).

     "ETHC Interest" shall have the meaning set forth in the Recitals.

     "ETHC Interest Assignment Agreement" shall mean the Assignment Limited
Liability Company Interest of Electronics Trademark Holding Company, LLC in
substantially the form set forth as Exhibit D hereto.

     "Excluded Assets" shall mean the Excluded Assets (Canada), the Excluded
Assets (EAP), the Excluded Assets (Malaysia) and the Excluded Assets (U.S.).

     "Excluded Assets (Canada)" shall mean the assets set forth in Section 1.2 and the corresponding Schedule of the Asset Transfer Agreement (Canada).

     "Excluded Assets (EAP)" shall mean the assets set forth in Section 1.2 and the corresponding Schedule of the Asset Transfer Agreement (EAP).

     "Excluded Assets (Malaysia)" shall mean the assets set forth in Section 1.2 and the corresponding Schedule of the Asset Transfer Agreement (Malaysia).

     "Excluded Assets (U.S.)" shall mean the assets set forth in Section 1.2 and the corresponding Schedule of the Asset Transfer Agreement (U.S).

     "Excluded Liabilities" shall mean the Excluded Liabilities (Canada), the
Excluded Liabilities (EAP), the Excluded Liabilities (Malaysia) and the Excluded
Liabilities (U.S.).

     "Excluded Liabilities (Canada)" shall mean the liabilities set forth in
Section 1.4 of the Asset Transfer Agreement (Canada).

     "Excluded Liabilities (EAP)" shall mean the liabilities set forth in
Section 1.4 of the Asset Transfer Agreement (EAP).

     "Excluded Liabilities (Malaysia)" shall mean the liabilities set forth in
Section 1.4 of the Asset Transfer Agreement (Malaysia).

     "Excluded Liabilities (U.S.)" shall mean the liabilities set forth in
Section 1.4 of the Asset Transfer Agreement (U.S).

     "Final Resolution Date" shall have the meaning set forth in Section 2.6(e).

     "Financial Statements" shall have the meaning set forth in Section 3.9(a).

     "GAAP" shall mean generally accepted accounting principles and practices in the US., France or any other country, as applicable.

     "Governing Document" shall mean any charter, articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity.

     "Governmental Antitrust Authority" shall have the meaning set forth in
Section 5.3(b)(i).

     "Governmental Authority" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of any of the foregoing.

     "Governmental Authorization" shall mean any consent, license, permit or registration issued or granted by any Governmental Authority or pursuant to any
Law; provided that, any consent that may be required by a Governmental Authority as a party to an agreement acting in such Governmental Authority's proprietary capacity rather than its regulatory capacity shall be deemed not to be a
Governmental Authorization.

     "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental
Authority.

     "GST" shall have the meaning set forth in Section 5.10.

     "Hazardous Materials" shall mean the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products or petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides or herbicides, or any other chemical, material or substance regulated under any Environmental Laws as a potential or actual hazard to the environment or human health and safety.

     "IFRS" means the International Financial Reporting Standards and interpretations thereof approved by the International Accounting Standards
Board, including International Accounting Standards and interpretation thereof.

     "In-bound Licenses" shall have the meaning set forth in Section 3.15(d)(i).

     "Indebtedness" means all indebtedness for borrowed money or capitalized lease obligations (expressly excluding ordinary course trade payables).

     "Indemnification Cap" shall have the meaning set forth in Section 8.5(b).

     "Indemnified Party" shall have the meaning set forth in Section 8.2(c).

     "Indemnifying Party" shall have the meaning set forth in Section 8.2(c).

     "Independent Accounting Firm" shall have the meaning set forth in Section
2.6(f).

     "Insurance Policies" shall have the meaning set forth in Section 3.19.

     "Intellectual Property" shall mean all Marks, Patents, Copyrights, Mask
Work Rights, and Trade Secrets Rights.

     "Intellectual Property Agreements" shall have the meaning set forth in
Section 3.15(d)(iii).

     "Interim Balance Sheet" shall have the meaning set forth in Section 3.9(a).

     "Inventory" means all raw material, work-in-process and finished goods inventories of the Business, wherever located.

     "Knowledge" shall mean (a) with respect to Purchaser, the actual knowledge
(after reasonable inquiry) of the executive officers of Purchaser and (b) with respect to Thomson, the actual knowledge (after reasonable inquiry) of the persons listed on Schedule E.

     "Law" shall mean any binding Federal, state, local or foreign statute, law, ordinance, regulation, rule, code, or order.

     "Leased Real Property" shall mean all material real property leased or subleased by a Thomson Accessories Entity for use in the Business as of the
Effective Date.

     "Liens" shall mean all encumbrances, pledges, liens, mortgages, or security interests.

     "Listed Agreements" shall have the meaning set forth in Section 3.12(a).

     "Loss" shall have the meaning set forth in Section 8.2(a).

     "Malaysian Asset Sale" shall have the meaning set forth in the Recitals.

     "Marks" shall mean trademarks, service marks, trade names, corporate names, trade dress, logos, and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals thereof.

     "Mask Work Rights" shall mean any and all rights in and to mask works arising under any applicable Law, and all applications, registrations and renewals thereof.

     "Materials License Agreement" shall mean the Materials License Agreement in substantially the form set forth as Exhibit B-2 hereto.

     "Mediation" shall have the meaning set forth in Section 9.3(b).

     "Net External Group Accounts Receivable" shall mean with respect to the
Business, as such term is used in the Business' accounting systems, (a) trade accounts & notes receivable - gross - current, less (b) sales deductions accruals, price protection accruals, and trade accounts & notes receivable -
depreciation - current.

     "Net Inventory" shall mean with respect to the Business, as such term is used in the Business' accounting systems, (a) raw material gross, finished goods
& components gross, finished goods outsourced gross, less (b) raw material depreciation, finished goods & components depreciation, and finished goods outsourced depreciation.

     "Net Working Capital" shall mean (A) Net Inventories, Net External Group
Accounts Receivable and Other Current Assets minus (B) Accounts Payable,
Warranty Reserve, and Other Current Liabilities; provided that (1) intercompany assets and liabilities and (2) income tax receivables and payables will be excluded from the calculation of Net Working Capital.

     "New York Convention" shall have the meaning set forth in Section 9.3(d).

     "Non-Business Information" shall have the meaning set forth in Section
5.16(b).

     "Noncompetition Period" shall have the meaning set forth in Section
5.14(a).

     "Other Current Assets" shall mean with respect to the Business, as such term is used in the Business' accounting systems, prepayments and miscellaneous receivables, including, for avoidance of doubt, the amount set forth under
"Other Current Assets - Other" on the balance sheet, but shall not include any asset relating to Business Employee vacation.

     "Other Current Liabilities" shall mean with respect to the Business, as such term is used in the Business' accounting systems, accrued liabilities, accrued royalties, accrued coop advertising, and promotion expenses excluding liability for employee payroll in the United States and Canada, including any liability for Business Employee vacation, sickness, leave and personal days.

     "Out-bound Licenses" shall have the meaning set forth in Section
3.15(d)(ii).

     "Party" shall mean Thomson or Purchaser, as the context requires.

     "Patents" shall mean patents and patent applications, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissuances, reexaminations, substitutions, revisions or extensions thereof.

     "Permitted Liens" shall mean (a) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (b)
mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress), (c) easements, reservations, covenants, conditions and restrictions of public record, (d) Liens for Taxes not yet due and payable and general and special assessments not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (e) Liens on goods in transit incurred under documentary letters of credit; (f) pledges, deposits, or liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leased statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; and
(h) rights of way and restrictions (including zoning and land use regulations)
imposed by Law.

     "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Post Warranty Period" has the meaning set forth in Section 5.13(b).

     "Pre-Closing Portion" shall mean the portion of a Straddle Period that ends at the close of the Closing Date.

     "Pre-Closing Taxes" shall have the meaning set forth in Section 5.8(e).

     "Proceeding" shall mean any action, litigation, arbitration, suit, claim, proceeding, or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

     "Purchase Price" shall have the meaning set forth in Section 2.1.

     "Purchase Price Adjustment" shall have the meaning set forth in Section
2.6(g).

     "Purchaser" shall have the meaning set forth in the Preamble.

     "Purchaser Disclosure Schedule" shall have the meaning set forth in the
Preamble of Article IV.

     "Purchaser Plans" shall have the meaning set forth in Section 5.11(a)(ii).

     "RCA Marks" shall mean the trademarks set forth in Exhibit 1 of the RCA
Trademark Assignment Agreement, solely with respect to Accessories Products.

     "RCA Trademark Assignment Agreement" shall mean the Trademark Assignment
Agreement in substantially the form set forth as Exhibit B-1.1 hereto.

     "Real Property Leases" shall mean the real property lease agreements (i)
governing the use of the Leased Real Property or (ii) to which any Thomson
Accessories Entity is a party.

     "Records" shall have the meaning set forth in Section 5.12(e).

     "Recoton Marks" shall mean the trademarks set forth in Exhibit 1 of the
Recoton Trademark Assignment Agreement, solely with respect to Accessories
Products.

     "Recoton Marks (Other Fields)" shall mean the trademarks set forth in
Exhibit 1 of the Recoton Trademark Assignment Agreement, solely with respect to goods and services other than Accessories Products.

     "Recoton Trademark Assignment Agreement" shall mean the Trademark
Assignment Agreement in substantially the form set forth as Exhibit B-1.2 hereto.

     "Registered Domain Names" shall have the meaning set forth in Section
3.15(a).

     "Reporting Period" shall have the meaning set forth in Section 5.13(d).

     "Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

     "Response" shall have the meaning set forth in Section 9.3(b).

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Software Licenses" shall have the meaning set forth in Section 3.15(c).

     "Straddle Period" shall mean a taxable year or period that begins before and ends after the Closing Date.

     "Straddle Period Statement" shall have the meaning set forth in Section
5.8(c).

     "Subsidiary" of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other
Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other
Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such
Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Target Net Working Capital" shall mean Six Million U.S. Dollars
($6,000,000.00).

     "Tax" or "Taxes" shall mean (i) all Federal, state, local, foreign and other net income, estimated, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, and (ii) any liability for Taxes as a member of a consolidated, combined, unitary group under U.S. Treasury
Regulation 1.1502-6, or any similar provision of state, local or foreign law, and (iii), any interest, penalties or additions to tax with respect to amounts referred to in clause (i) or (ii) hereof.

     "Tax Claims" shall have the meaning set forth in Section 8.3(c).

     "Tax Returns" shall mean all returns and reports (including elections, declarations, disclosures, schedules, statements, estimates and information returns) relating to Taxes required to be filed or actually filed with a
Governmental Authority.

     "Tax Statement Dispute" shall have the meaning set forth in Section 5.8(d).

     "Third Party Claims" shall have the meaning set forth in Section 8.2(d).

     "Thomson" shall have the meaning set forth in the Preamble.

     "Thomson Accessories Entities" shall mean Thomson Inc., Thomson Canada,
EAP, Thomson Hong Kong, Thomson Malaysia and Thomson Shenzhen.

     "Thomson Canada" shall have the meaning set forth in the Recitals.

     "Thomson Hong Kong" shall have the meaning set forth in the Recitals.

     "Thomson Malaysia" shall have the meaning set forth in the Recitals.

     "Thomson Names" shall have the meaning set forth in Section 5.6.

     "Thomson Shenzhen" shall have the meaning set forth in the Recitals.

     "Tora License Termination Agreement" shall mean the Tora License
Termination Agreement in substantially the form set forth as Exhibit E hereto.

     "Tora Trademark License Agreement" means the Trademark License Agreement, dated July 8, 2003, between Tora Acquisition Corporation and Electronics
Trademark Holdings Company LLC.

     "Trade Secrets Rights" shall mean any and all rights in and to trade secrets arising under applicable Law.

     "Trademark Co-Existence Agreement" shall mean the Trademark Co-Existence
Agreement in substantially the form set forth as Exhibit B-3 hereto.

     "Transaction Agreements" shall mean this Agreement and the Ancillary
Agreements.

     "Transferred Assets" shall mean the Transferred Assets (Canada), the
Transferred Assets (EAP), the Transferred Assets (Malaysia) and the Transferred
Assets (U.S.).

     "Transferred Assets (Canada)" shall mean the assets set forth in Section
1.1 and in the corresponding Schedule of, the Asset Transfer Agreement (Canada).

     "Transferred Assets (EAP)" shall mean the assets set forth in Section 1.1 and in the corresponding Schedule of, the Asset Transfer Agreement (EAP).

     "Transferred Assets (Malaysia)" shall mean the assets set forth in Section
1.1 and in the corresponding Schedule of, the Asset Transfer Agreement
(Malaysia).

     "Transferred Assets (U.S.)" shall mean the assets set forth in Section 1.1 and in the corresponding Schedule of, the Asset Transfer Agreement (U.S.).

     "Transferred Domain Names" shall mean the domain names set forth in Exhibit
1 of the Domain Name Assignment Agreement.

     "Transferred Employees" shall mean the U.S. Transferred Employees, Canada
Transferred Employees and the Asian Transferred Employees.

     "Transferred Liabilities" shall mean the Transferred Liabilities (Canada), the Transferred Liabilities (EAP), the Transferred Liabilities (Malaysia) and
the Transferred Liabilities (U.S.).

     "Transferred Liabilities (Canada)" shall mean the liabilities set forth in
Section 1.3 and in the corresponding Schedule, of the Asset Transfer Agreement
(Canada).

     "Transferred Liabilities (EAP)" shall mean the liabilities set forth in
Section 1.3 and in the corresponding Schedule, of the Asset Transfer Agreement
(EAP).

     "Transferred Liabilities (Malaysia)" shall mean the liabilities set forth in Section 1.3 and in the corresponding Schedule, of the Asset Transfer
Agreement (Malaysia).

     "Transferred Liabilities (U.S.)" shall mean the liabilities set forth in
Section 1.3 and in the corresponding Schedule of, the Asset Transfer Agreement
(U.S.).

     "Transferred Operations" shall have the meaning set forth in Section
3.18(a).

     "Transition Services Agreement" shall mean the Transition Services
Agreement in substantially the form set forth as Exhibit C hereto.

     "U.S. & Canadian Mixed Filings" shall have the meaning set forth in Section
5.25(a).

     "U.S. NewCo" shall have the meaning set forth in the Recitals.

     "U.S. Restructuring" shall have the meaning set forth in the Recitals.

     "U.S. Transferred Employees" shall have the meaning set forth in Section
5.11(a)(i).

     "Warranty Period" shall have the meaning set forth in Section 5.13(a).

     "Warranty Reserve" shall mean the amount set forth on the balance sheet of the Business under Reserves - Warranty.

================================================================================

                               PURCHASE AGREEMENT

                                     BETWEEN

                                     THOMSON

                                       AND

                              AUDIOVOX CORPORATION

                          DATED AS OF DECEMBER 20, 2006

================================================================================

ARTICLE II     PURCHASE AND SALE OF THE EQUITY INTERESTS AND TRANSFERRED

   Section 3.1    Organization, Good Standing and Qualification of
                  Thomson, the Thomson Accessories Entities and U.S.

   Section 5.20   Accessories Inventory at Distributors and Manufacturers..   44

                                    SCHEDULES

SCHEDULE A      Thomson Accessories Entities
SCHEDULE B      Allocation of Purchase Price
SCHEDULE C      Business Disclosure Schedule
SCHEDULE D      Purchaser Disclosure Schedule
SCHEDULE E      Knowledge
SCHEDULE F      Retained Agreements
SCHEDULE G      Terms of Employment for Certain Business Employees

                                    EXHIBITS

EXHIBIT A-1     Form of Asset Transfer Agreement (U.S.)
EXHIBIT A-2     Form of Asset Transfer Agreement (Canada)
EXHIBIT A-3.1   Form of Asset Transfer Agreement (EAP)
EXHIBIT A-3.2   Form of Asset Transfer Agreement (Malaysia)
EXHIBIT B-1.1   Form of RCA Trademark Assignment Agreement
EXHIBIT B-1.2   Form of Recoton Trademark Assignment Agreement
EXHIBIT B-2     Form of Materials License Agreement
EXHIBIT B-3     Form of Trademark Co-Existence Agreement
EXHIBIT B-4     Form of Domain Name Assignment Agreement
EXHIBIT C       Form of Transition Services Agreement
EXHIBIT D       Form of Assignment Limited Liability Company Interest of
                Electronics Trademark Holding Company, LLC

EXHIBIT E       Form of Tora License Termination Agreement
EXHIBIT F-1     Forms of Offer and Acceptance Letters for Business Employees in
                Hong Kong
EXHIBIT F-2     Forms of Offer and Acceptance Letters for Business Employees in
                Malaysia
EXHIBIT F-3     Forms of Offer and Acceptance Letters for Business Employees in
                Shenzhen
EXHIBIT G       Pages F-33 through F-39 of Thomson's Form 20-F for the Fiscal
                Year Ended December 31, 2005, as Amended

                                   SCHEDULE A

                          THOMSON ACCESSORIES ENTITIES

                                       JURISDICTION OF
        RETAINED COMPANY NAME            ORGANIZATION              DIRECT SHAREHOLDER(S)
------------------------------------   ---------------   -----------------------------------------

AMERICAS
Thomson Inc.                               Delaware                     Thomson S.A.
Thomson Multimedia Ltd.                     Canada                      Thomson Inc.

ASIA
Thomson Industry (Shenzhen) Co. Ltd.         China       Thomson Asia Pacific Investments Pte Ltd.
Thomson Hong Kong Holdings Ltd.           Hong Kong      Thomson Asia Pacific Investments Pte Ltd.
Thomson Kulim Sdn. Bhd.                    Malaysia      Thomson Asia Pacific Investments Pte Ltd.
European Audio Products (HK) Ltd          Hong Kong      Thomson Asia Pacific Investments Pte Ltd.

                                   SCHEDULE B

                         [Allocation of Purchase Price]

                                   SCHEDULE C

                          Business Disclosure Schedule

                                   See Tab 3.

                                   SCHEDULE D

                          PURCHASER DISCLOSURE SCHEDULE

None.

                                   SCHEDULE E

                                    KNOWLEDGE

Al Arras
John Caffrey
Dan Collishaw
Steve Glick
Robert Heath
YY Liew
Jim Mahern
Marie-Cecile Moins
Vint Moore
Frank Scheer
Sharon Vernon
Julian Waldron

                                   SCHEDULE F

                               RETAINED AGREEMENTS

                                   SCHEDULE G

               TERMS OF EMPLOYMENT FOR CERTAIN BUSINESS EMPLOYEES

BUSINESS EMPLOYEE                TERMS AND CONDITIONS OF EMPLOYMENT
-----------------   ------------------------------------------------------------
Mr. Chai Jin Fook   Mr. Chai's offer of employment by Purchaser will be subject to his agreement that the retrenchment payment (referred to in that certain letter to him of November 16, 2006 from
                    Wayne Pack of Thomson to Mr. Chai (the "Retrenchment
                    Letter")) would be paid, nothwithstanding his employment by
                    Purchaser, upon the same terms set forth in the Retrenchment
                    Letter if Mr. Chai continues his service with Purchaser
                    until December 31, 2007; provided that Thomson will be
                    responsible to make any such payment due at such time,
                    directly or indirectly, to Mr. Chai in connection with this
                    Retrenchment.